================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               -----------------

                                   Form 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                               -----------------

      Date of report (Date of earliest event reported): October 30, 2002

                                 ACCENTURE SCA
              (Exact Name of Registrant as Specified in Charter)

                  Luxembourg           000-49713       98-0351796
         (State or Other Jurisdiction (Commission   (I.R.S. Employer
              of Incorporation)       File Number) Identification No.)

                             1 rue Guillaume Kroll
                               L-1882 Luxembourg
                   (Address of Principal Executive Offices)

     Registrant's telephone number, including area code: (352) 26 42 34 80

                                Not Applicable
         (Former Name or Former Address, if Changed Since Last Report)

================================================================================

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Item 5.  Other Events.

                               EXPLANATORY NOTE

    On October 10, 2002, Accenture announced that as a result of a calculation error it was revising downwards previously reported Reimbursements and Reimbursable expenses (and, accordingly, Revenues and Cost of services) by equal amounts. Accenture has identified that previously reported Reimbursements and Reimbursable expenses included certain intercompany transactions that had not been fully eliminated. There is no change to Revenues before reimbursements, Operating income, Income before taxes, Net income or Earnings per share. There is also no change to the Balance Sheets, the Statements of Cash Flows or the Shareholders' Equity Statements. For additional information regarding the revisions, see Note 1 to Accenture SCA's financial statements included elsewhere in this report.

    This Current Report on Form 8-K files the "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and historical financial statements and related notes previously included in Accenture SCA's Amendment No. 2 to Registration Statement on Form 10/A (File No. 000-49713) filed on June 24, 2002, in each case for fiscal periods ending on or prior to August 31, 2001, as amended to reflect the revisions described above. This report does not otherwise update the disclosures set forth in such items as originally filed and does not otherwise reflect events occurring after the filing of Amendment No. 2 to the Registration Statement on June 24, 2002.

                FORWARD-LOOKING STATEMENTS AND CERTAIN FACTORS
                         THAT MAY AFFECT OUR BUSINESS

    We have included in this report forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act relating to our operations that are based on our current expectations, estimates and projections. Words such as "expects," "intends," "plans," "projects," "believes," "estimates" and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or implied in these forward-looking statements. The reasons for this include changes in general economic and political conditions, including fluctuations in exchange rates, and the following factors:

   . A significant or prolonged economic downturn could have a material adverse effect on our results of operations.

   . Our business will be negatively affected if we are not able to anticipate and keep pace with rapid changes in technology or if growth in the use of technology in business is not as rapid as in the past.

   . We may face damage to our professional reputation or legal liability if our clients are not satisfied with our services.

   . Our services or solutions may infringe upon the intellectual property rights of others.

   .  Our engagements with clients may not be profitable.

   . If our affiliates or alliances do not succeed, we may not be successful in implementing our growth strategy.

   . Our global operations pose complex management, foreign currency, legal, tax and economic risks, which we may not adequately address.

   . The consulting, technology and outsourcing markets are highly competitive, and we may not be able to compete effectively.

   . If we are unable to attract and retain employees in appropriate numbers, we will not be able to compete effectively and will not be able to grow our business.

   . Our transition to a corporate structure may adversely affect our ability to recruit, retain and motivate our partners and other key employees, which in turn could adversely affect our ability to compete effectively and to grow our business.

   . We have only a limited ability to protect our intellectual property rights, which are important to our success.

   . Our profitability will suffer if we are not able to maintain our prices and utilization rates and control our costs.

   . Our quarterly revenues, operating results and profitability will vary from quarter to quarter, which may result in increased volatility of the share price of the Accenture Ltd Class A common shares.

   . The share price of the Accenture Ltd Class A common shares may decline due to the large number of Class A common shares eligible for future sale.

   . We may be named in lawsuits as a result of Arthur Andersen's current legal and financial situation based on misconceptions about the nature of our past relationship with Arthur Andersen firms.

   . Negative publicity about Bermuda companies such as our parent, Accenture Ltd, may lead to new tax legislation that could increase our tax burden and may affect our relationships with our clients.

   . Accenture SCA is registered in Luxembourg, and a significant portion of our assets are located outside the United States. As a result, it may not be possible for shareholders to enforce civil liability provisions of the federal or state securities laws of the United States.

   . Luxembourg law differs from the laws in effect in the United States and may afford less protection to shareholders.

For a more detailed discussion of these factors, see the information under the heading "Business--Forward-Looking Statements and Certain Factors That May Affect our Business" in Amendment No. 3 to our Registration Statement on Form 10/A. We undertake no obligation to update or revise any forward-looking statements.

                            SELECTED FINANCIAL DATA

    The following selected financial data have been presented on a historical cost basis for all periods presented. The data as of August 31, 2000 and 2001 and for the years ended August 31, 1999, 2000 and 2001 are derived from the audited historical financial statements and related notes which are included elsewhere in this report. The data as of August 31, 1999 and for the year ended August 31, 1998 are derived from audited historical financial statements and related notes which are not included in this report. The data as of August 31, 1997 and 1998 and for the year ended August 31, 1997 are derived from unaudited historical financial statements and related notes which are not included in this report. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and related notes included elsewhere in this report.

                                                                 Year ended August 31,
                                                       -----------------------------------------
                                                        1997    1998    1999     2000     2001
                                                       ------- ------- -------  -------  -------
                                                       Revised Revised Revised  Revised  Revised
                                                                     (in millions)
Income Statement Data:
Revenues:
  Revenues before reimbursements...................... $6,275  $8,215  $ 9,550  $ 9,752  $11,444
  Reimbursements (1)..................................  1,085   1,296    1,326    1,579    1,618
                                                       ------  ------  -------  -------  -------
   Revenues (1).......................................  7,360   9,511   10,876   11,331   13,062
Operating expenses:
  Cost of services:*
   Cost of services before reimbursable expenses*.....  3,470   4,700    5,457    5,486    6,200
   Reimbursable expenses (1)..........................  1,085   1,296    1,326    1,579    1,618
                                                       ------  ------  -------  -------  -------
   Cost of services* (1)..............................  4,555   5,996    6,783    7,065    7,818
  Sales and marketing*................................    611     696      790      883    1,217
  General and administrative costs*...................    819   1,036    1,271    1,297    1,516
  Reorganization and rebranding costs.................     --      --       --       --      848
  Restricted share unit-based compensation............     --      --       --       --      967
                                                       ------  ------  -------  -------  -------
   Total operating expenses* (1)......................  5,985   7,728    8,844    9,245   12,366
                                                       ------  ------  -------  -------  -------
Operating income*.....................................  1,375   1,783    2,032    2,086      696
Gain (loss) on investments, net.......................     --      --       92      573      107
Interest income.......................................     --      --       60       67       80
Interest expense......................................    (19)    (17)     (27)     (24)     (44)
Other income (expense)................................      4      (6)      (5)      51       17
Equity in losses of affiliates........................     --      (1)      (6)     (46)     (61)
                                                       ------  ------  -------  -------  -------
Income before taxes*..................................  1,360   1,759    2,146    2,707      795
Provision for taxes (2)...............................    118      74      123      243      503
                                                       ------  ------  -------  -------  -------
Income before minority interest and accounting change*  1,242   1,685    2,023    2,464      292
Minority interest.....................................     --      --       --       --        8
                                                       ------  ------  -------  -------  -------
Income before accounting change*......................  1,242   1,685    2,023    2,464      300
Cumulative effect of accounting change................     --      --       --       --      188
                                                       ------  ------  -------  -------  -------
Partnership income before partner distributions* (3).. $1,242  $1,685  $ 2,023  $ 2,464
                                                       ======  ======  =======  =======
Net income*...........................................                                   $   488
                                                                                         =======

--------
* Excludes payments for partner distributions in respect of periods ended on or prior to May 31, 2001.
(1) Reimbursements and reimbursable expenses previously reported have been reduced by corresponding amounts for certain intercompany transactions that had not been eliminated. These adjustments reduced previously reported Reimbursements, Revenues, Reimbursable expenses, Cost of sales and Operating expenses by $87, $129, $203, $209 and $286 in 1997, 1998, 1999,
    2000 and 2001, respectively.
(2) For periods ended on or prior to May 31, 2001, we operated through partnerships in many countries. Therefore, we generally were not subject to income taxes in those countries. Taxes related to income earned by our partnerships were the responsibility of the individual partners. In other countries, we operated through corporations, and in these circumstances we were subject to income taxes.
(3) Partnership income before partner distributions is not comparable to net income of a corporation similarly determined. Partnership income in respect of periods ended on or prior to May 31, 2001 is not executive compensation in the customary sense because partnership income is comprised of distributions of current earnings. Accordingly, compensation and benefits for services rendered by partners have not been reflected as an expense in our historical financial statements for periods prior to May 31, 2001.

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
                                                       As of August 31,
                                              ----------------------------------
                                               1997   1998   1999   2000   2001
                                              ------ ------ ------ ------ ------
                                                        (in millions)
Balance Sheet Data:
Cash and cash equivalents.................... $  325 $  736 $1,111 $1,271 $1,880
Working capital..............................    175    531    913  1,015    401
Total assets.................................  2,550  3,704  4,615  5,451  6,061
Long-term debt...............................    192    157    127     99      1
Total partners' capital......................    761  1,507  2,208  2,368     --
Shareholders' equity.........................     --     --     --     --    685

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with our historical financial statements and related notes included elsewhere in this report.

    All references to years, unless otherwise noted, refer to our fiscal year, which ends on August 31. For example, a reference to "2001" or "fiscal year 2001" means the 12-month period that ended on August 31, 2001. All references to quarters, unless otherwise noted, refer to the quarters of our fiscal year.

Overview

    The results of our operations are affected by the level of economic activity and change in the industries we serve. Our business is also driven, in part, by the pace of technological change and the type and level of technology spending by our clients. The ability to identify and capitalize on these technological and market changes early in their cycles is a key driver of our performance. Our cost management strategy is to anticipate changes in demand for our services and to identify cost-management initiatives in order to manage costs as a percentage of revenues.

    Prior to May 31, 2001, we operated as a series of related partnerships and corporations under the control of our partners. We now operate in a corporate structure. As a business, whether in partnership form or in a corporate structure, our profitability is driven by many of the same factors. Revenues are driven by our partners' and senior executives' ability to secure contracts for new engagements and to deliver solutions and services that add value to our clients. Our ability to add value to clients and therefore drive revenues depends in part on our ability to offer market-leading service offerings and to deploy skilled teams of professionals quickly and on a global basis. While current economic conditions have caused some clients to reduce or defer their expenditures for consulting services, we are positioning ourselves to achieve revenue growth through our business transformation outsourcing solutions, among other areas. While new contract bookings were strong in the first half of fiscal 2002, such bookings include an increasing proportion of business transformation outsourcing contracts which have slower impacts on short-term revenue growth. We are unable to predict the level of impact that the current economic environment will have on our ability to secure contracts for new engagements.

    Cost of services is primarily driven by the cost of client service personnel, which consists primarily of compensation and other personnel costs. Cost of services as a percentage of revenues is driven by the productivity of our client service workforce. Chargeability, or utilization, represents the percentage of our professionals' time spent on billable work. We plan and manage our headcount to meet the anticipated demand for our services. For example, in 2001, we announced initiatives to reduce our staff in certain parts of the world, in certain skill groups and in some support positions. Selling and marketing expense is driven primarily by development of new service offerings, the level of concentration of clients in a particular industry or market, client targeting, image development and brand-recognition activities. General and administrative costs generally correlate with changes in headcount and activity levels in our business.

Presentation

    As a result of a restructuring in 1989, we and our "member firms," which are now our subsidiaries, became legally separate and distinct from the Arthur Andersen firms. Thereafter, until August 7, 2000, we had contractual relationships with an administrative entity, Andersen Worldwide, and indirectly with the separate Arthur Andersen firms. Under these contracts, called member firm agreements, we and our member firms, on the one hand, and the Arthur Andersen firms, on the other hand, were two stand-alone business units linked through such agreements to Andersen Worldwide for administrative and other services. In addition, during this period our partners individually were members of the administrative entity, Andersen Worldwide. Following arbitration proceedings between us and Andersen Worldwide and the Arthur Andersen firms that were completed in August 2000, the tribunal terminated our contractual relationships with Andersen Worldwide and all the Arthur Andersen firms. On January 1, 2001, we began to conduct business under the name Accenture. See "Certain Transactions and Relationships--Relationship with Andersen Worldwide and Arthur Andersen Firms."

    Because we have historically operated as a series of related partnerships and corporations under the control of our partners, our partners generally participated in profits, rather than received salaries. Therefore, our historical financial statements in respect of periods ended on or prior to May 31, 2001 do not reflect any compensation or benefit costs for services rendered by them. Following our transition to a corporate structure, operating expenses include partner compensation, which consists of salary, variable compensation and benefits. Similarly, in periods when we operated primarily in the form of partnerships, our partners paid income tax on their shares of the partnerships' income. Therefore, our historical financial statements in respect of periods ended on or prior to May 31, 2001 do not reflect the income tax liability that we would have paid as a corporation. Following our transition to a corporate structure, we are subject to corporate tax on our income. For purposes of comparing our results for 2000 with our results for 2001, we have included pro forma financial information below.

Segments

    Our five reportable operating segments are our operating groups (formerly referred to as global market units), which are Communications & High Tech, Financial Services, Government, Products and Resources. Operating groups are managed on the basis of revenues before reimbursements because our management believes it is a better indicator of operating group performance than revenues. Generally, operating expenses for each operating group have similar characteristics and are subject to the same drivers, pressures and challenges. While most operating expenses apply to all segments, some sales and marketing expenses are typically lower as a percentage of revenues in industry groups whose client base is concentrated and higher in industry groups whose client base is more fragmented. The discussion and analysis related to each operational expense category applies to all segments, unless otherwise indicated.

    In the first quarter of fiscal 2002 we made certain changes in the format of information presented to the chief executive officer. The most significant of these changes was the elimination of interest expense from the five operating groups' operating income and the elimination of interest credit from Other's operating income. Also, the consolidated affiliated companies' revenue and operating income (loss) results are included in the five operating groups' results rather than being reported in Other. Segment results for all periods presented have been revised to reflect these changes.

Revenues

    Revenues include all amounts that are billable to clients. Revenues are recognized on a time-and-materials basis, or on a percentage-of-completion basis, depending on the contract, as services are provided by employees and subcontractors. In fiscal 2001, approximately 55% of our revenues were attributable to activities in the Americas, 38% of our revenues were attributable to our activities in Europe, the Middle East and Africa, and 7% of our revenues were attributable to our activities in the Asia/Pacific region.

    Revenues before reimbursements include the margin earned on computer hardware and software resale contracts, as well as revenues from alliance agreements, neither of which is material to us. Reimbursements, including those relating to travel and out-of-pocket expenses, and other similar third- party costs, such as the cost of hardware and software resales, are included in revenues, and an equivalent amount of reimbursable expenses is included in cost of services. On October 10, 2002, Accenture announced that as a result of a calculation error it was revising downwards previously reported Reimbursements and Reimbursable expenses by equal amounts for certain intercompany transactions that had not been fully eliminated. These adjustments reduced Reimbursements, Revenues, Reimbursable Expenses, Cost of services and Total operating expenses by $203,427 in 1999, $209,266 in 2000 and $286,000 in 2001.
These adjustments had no effect on Revenues before reimbursements, Operating income, Net Income or Earnings per share.

    Client prepayments (even if nonrefundable) are deferred, i.e., classified as a liability, and recognized over future periods as services are delivered or performed.

    Generally, our contracts are terminable by the client on short notice or without notice. Accordingly, we do not believe it is appropriate to characterize these contracts as backlog. Normally if a client terminates a project, the client remains obligated to pay for commitments we have made to third parties in connection with the project, services performed and reimbursable expenses incurred by us through the date of termination.

    While we have many types of contracts, including time-and-materials contracts, fixed-price contracts and contracts with features of both of these contract types, we have been moving away from contracts that are priced solely on a time-and-materials basis toward contracts that also include incentives related to costs incurred, benefits produced and our adherence to schedule. We estimate that a majority of our contracts have some fixed-price, incentive-based or other pricing terms that condition our fee on our ability to deliver defined goals. The trend to include greater incentives in our contracts related to costs incurred, benefits produced or adherence to schedule, may increase the variability in revenues and margins earned on such contracts. We conduct rigorous reviews prior to signing such contracts to evaluate whether these incentives are reasonably achievable.

    As a result of the difficult economic environment, some clients have reduced or deferred expenditures for consulting services and we have also experienced pricing pressure over the last year which has eroded our revenues somewhat. However, we have implemented cost-management programs such that operating margins have been maintained or improved over this period. Current and future cost-management initiatives may not be sufficient to maintain our margins if the current challenging economic environment continues for several quarters. We expect revenues before reimbursements for the third quarter ending May 31, 2002 to be at or about the level of revenues before reimbursements for the third quarter of fiscal 2001, which were $2,953 million.

Operating Expenses

    Operating expenses include variable and fixed direct and indirect costs that are incurred in the delivery of our solutions and services to clients. The primary categories of operating expenses include cost of services, sales and marketing, and general and administrative costs.

    We record variable compensation to our partners and other senior employees based on our quarterly and annual results as compared to our budgets and taking into account other factors, including industry-wide results and the general economic environment. These costs are reflected in cost of services, sales and marketing, and general and administrative costs in relation to the activities performed by our partners and other senior employees.

    Cost of Services

    Cost of services includes the direct costs to provide services to our clients. Such costs generally consist of compensation for client service personnel, the cost of subcontractors hired as part of client service teams, costs directly associated with the provision of client service, such as facilities for outsourcing contracts and the recruiting, training, personnel development and scheduling costs of our client service personnel. Reimbursements, including those relating to travel and other out-of-pocket expenses, and other similar third-party costs, such as the cost of hardware and software resales, are included in revenues, and an equivalent amount of reimbursable expenses is included in cost of services.

    Sales and Marketing

    Sales and marketing expense consists of expenses related to promotional activities, market development, including costs to develop new service offerings, and image development, including advertising and market research.

    General and Administrative Costs

    General and administrative costs primarily include costs for non-client service personnel, information systems and office space. Through various cost-management initiatives, we seek to manage general and administrative costs proportionately in line with or below anticipated changes in revenues.

    Reorganization and Rebranding Costs

    Reorganization and rebranding costs include one-time costs to rename our organization Accenture and other costs to transition to a corporate structure. Substantially all of these costs were incurred in fiscal year 2001 and no material costs were incurred in fiscal year 2002.

    Restricted Share Unit-based Compensation

    Restricted share unit-based compensation reflects restricted share unit awards that were granted at the time of the initial public offering of the Accenture Ltd Class A common shares on July 19, 2001, and vested prior to August 31, 2001. These restricted share units were granted to some of our partners, former partners, employees and former employees pursuant to a formula adopted by the board of directors of Accenture Ltd.

Gain (Loss) on Investments

    Gain (loss) on investments primarily represents gains and losses on the sales of marketable securities and writedowns on investments in securities. These fluctuate over time, are not predictable and may not recur. Beginning on September 1, 2000, they also include changes in the fair market value of equity holdings considered to be derivatives in accordance with Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities."

Interest Income

    Interest income represents interest earned on cash and cash equivalents. Interest income also includes interest earned on a limited number of client engagement receivables when we agree in advance to finance those receivables for our clients beyond the normal billing and collection period.

Interest Expense

    Interest expense reflects interest incurred on borrowings and retirement obligations and other non-current liabilities.

Other Income (Expense)

    Other income (expense) consists of currency exchange gains (losses) and the recognition of income from the vesting of options for services by our representatives on the boards of directors of some of those companies in which we have invested. In general, we earn revenues and incur related costs in the same currency. We hedge significant planned movements of funds between countries, which potentially give rise to currency exchange gains (losses).

Equity in Gains (Losses) of Affiliates

    Equity in gains (losses) of affiliates represents our share of the operating results of non-consolidated companies over which we have significant influence.

Provision for Taxes

    Prior to our transition to a corporate structure, we were generally not subject to income taxes in most countries because we operated in partnership form in those countries. Since taxes related to income earned by the partnerships were the responsibility of the individual partners, our partners reported and paid taxes on their share of the partnerships' income on their individual tax returns. In other countries, however, we operated in the form of a corporation or were otherwise subject to entity-level taxes on income and withholding taxes. As a result, prior to our transition to a corporate structure, we paid some entity-level taxes, with the amount varying from year to year depending on the mix of earnings among the countries. Where applicable, we accounted for these taxes under the asset and liability method. Therefore, our historical financial statements in respect of periods ended on or prior to May 31, 2001 do not reflect the income tax liability that we would have paid as a corporation. Following our transition to a corporate structure, we are subject to corporate tax on our income.

Minority Interest

    Minority interest eliminates the income earned or expense incurred attributable to the equity interest that some of our partners have in our subsidiary Accenture Canada Holdings Inc. See "Accenture Organizational Structure." The resulting net income of Accenture SCA represents the income attributable to the shareholders of Accenture SCA. Effective January 2002, minority interest also includes immaterial amounts attributable to minority shareholders in our subsidiary, Avanade, Inc.

Partnership Income Before Partner Distributions

    Our historical financial statements in respect of periods ended on or prior to May 31, 2001 reflect our organization as a series of related partnerships and corporations under the control of our partners. The income of our partners in historical periods is not executive compensation in the customary sense because in those periods partner compensation was comprised of distributions of current earnings, out of which our partners were responsible for their payroll taxes and benefits.

Net Income

    Net income reflects the earnings of our organization under a corporate structure. We have provided pro forma financial results that include adjustments to exclude one-time items and other adjustments to include partner compensation and income taxes necessary to present our historical financial statements in respect of periods ended on or prior to May 31, 2001 in corporate structure as if the transition had occurred on September 1, 2000.

Critical Accounting Policies and Estimates

    Revenue Recognition

    We derive substantially all our revenues from contracts for management consulting and technology service offerings and solutions that we develop, implement and manage for our clients. Depending on the terms of the contract, revenues are recognized on a time-and-materials basis or on a percentage-of-completion basis as services are provided by our employees, and to a lesser extent, subcontractors. Revenues from time-and-materials service contracts are recognized as the services are provided. Revenues from long-term system integration contracts are recognized based on the percentage of services provided during the period compared to the total estimated services to be provided over the duration of the contract. This method is followed where reasonably dependable estimates of the revenues and costs applicable to various elements of a contract can be made. Estimates of total contract revenues and costs are continuously monitored during the term of the contract, and recorded revenues and costs are subject to revision as the contract progresses. Such revisions, which may result in increases or decreases to revenues and income, are reflected in the financial statements in the period in which they are first identified.

    Each contract has different terms based on the scope, deliverables and complexity of the engagement, the terms of which frequently require us to make judgments and estimates about recognizing revenue. While we have many types of contracts, including time-and-materials contracts, fixed-price contracts and contracts with features of both of these contract types, we have been moving away from contracts that are priced solely on a time-and-materials basis toward contracts that also include incentives related to costs incurred, benefits produced, goals attained and our adherence to schedule. We estimate that a majority of our contracts have some fixed-price, incentive-based or other pricing terms that condition some or all of our fees on our ability to deliver defined goals. For systems integration contracts, estimated revenues for applying the percentage-of-completion method include estimated incentives for which achievement of defined goals is deemed probable. Incentives relating to non-systems integration projects are not recorded until the contingency is achieved.

    In recent years, our outsourcing business has increased significantly. Determining revenue and margins on outsourcing contracts requires judgment. Typically the terms of these contracts span several years. In a number of these arrangements we hire client employees and become responsible for client obligations. Revenues are recognized as services are performed or as transactions are processed in accordance with contractual standards, and costs on outsourcing contracts are generally charged to expense as incurred. This typically results in a relatively stable margin percentage over the life of the contract. Outsourcing contracts can also include incentive payments for benefits delivered to clients. Revenues relating to such incentive payments are not recorded until the contingency is satisfied.

    Income Taxes

    Determining the consolidated provision for income tax expense, deferred tax assets and liabilities and related valuation allowance involves judgment. As a global company with offices in 47 countries, we are required to calculate and provide for income taxes in each of the tax jurisdictions where we operate. This involves estimating current tax exposures in each jurisdiction as well as making judgments regarding the recoverability of deferred tax assets. To determine the quarterly tax rate we are required to estimate full-year income and the related income tax expense in each jurisdiction. The estimated effective tax rate, so determined, is adjusted for the tax related to significant unusual items such as the one-time charge of $212 million recorded in the first half of fiscal 2002 related to investment writedowns for which tax benefits are not expected to be realized. Tax exposures can involve complex issues and may require an extended period to resolve. Changes in the geographic mix or estimated level of annual pre-tax income can affect the overall effective tax rate.

    Valuation of Investments

    Gains and losses on investments are not predictable and can cause fluctuations in net income. Management conducts periodic impairment reviews of each investment in our portfolio, including historical and projected financial performance, expected cash needs and recent funding events. Other-than-temporary impairments are recognized in the income statement if the market value of the investment is below its cost basis for an extended period or the issuer has experienced significant financial declines or difficulties in raising capital to continue operations. Judgment is required to first determine the market value of each investment and then to assess whether impairments are temporary or other-than-temporary. Changes in the market value of equity derivatives are reflected in the income statement in the current period. Adverse changes in the financial condition of our investments could result in impairment charges.

    After exploring a number of alternatives, we have decided to sell substantially all of our minority ownership interests in our venture and investment portfolio that could cause volatility in our future earnings. We have engaged an investment bank and are currently in discussions with potential purchasers. We expect to receive offers that allow us to retain a modest percentage of ownership in the venture and investment portfolio through an ongoing alliance with the buyer. We believe the transaction will be completed by the end of the calendar year. Related to this decision, our loss on investments in the six months ended February 28, 2002 included a charge of $212 million, before and after tax, related to investment writedowns of our venture and investment portfolio and the loss we expect to incur on this sale transaction. As of February 28, 2002, after giving effect to the charge, our venture and investment portfolio has a net book value of $109 million, $58 million of which is hedged.

    We will continue to make investments and will accept equity and equity-linked securities using guidelines intended to eliminate volatility, but we will discontinue venture capital investing.

Historical Results of Operations

    The following table sets forth the unaudited percentage of revenues represented by items in our Combined and Consolidated Income Statements for the periods presented.

                                                           Year ended August 31,
                                                           --------------------
                                                           1999    2000   2001
                                                           ----    ----   ----
Revenues:
   Revenues before reimbursements.........................  88%     86%    88%
   Reimbursements (1).....................................  12      14     12
                                                           ---     ---    ---
       Revenues (1)....................................... 100     100    100
Operating expenses:
   Cost of services:*
       Cost of services before reimbursable expenses*.....  50      49     48
       Reimbursable expenses (1)..........................  12      14     12
                                                           ---     ---    ---
       Cost of services (1)...............................  62      63     60
   Sales and marketing*...................................   7       8      9
   General and administrative costs*......................  12      11     12
   Reorganization and rebranding costs....................  --      --      7
   Restricted share unit-based compensation...............  --      --      7
                                                           ---     ---    ---
       Total operating expenses*(1).......................  81      82     95
Operating income* (2).....................................  19      18      5
Gain (loss) on investments, net...........................   1       5      1
Interest income........................................... n/m     n/m    n/m
Interest expense.......................................... n/m     n/m    n/m
Other income (expense).................................... n/m     n/m    n/m
Equity in losses of affiliates............................ n/m     n/m    n/m
                                                           ---     ---    ---
Income before taxes*......................................  20      24      6
Provision for taxes.......................................   1       2      4
                                                           ---     ---    ---
Income before minority interest and accounting change*....  19      22      2
Minority interest.........................................  --      --    n/m
                                                           ---     ---    ---
Income before accounting change*..........................  19      22      2
Cumulative effect of accounting change....................  --      --      2
                                                           ---     ---    ---
Partnership income before partner distributions*..........  19%     22%
                                                           ===     ===
Net income*...............................................                  4%
                                                                          ===

--------
n/m = not meaningful
 * Excludes payments for partner distributions in respect of periods ended on or prior to May 31, 2001.
(1) Reimbursements and Reimbursable expenses previously reported have been reduced by corresponding amounts for certain intercompany transactions that had not been eliminated. These adjustments reduced previously reported Reimbursements, Revenues, Reimbursable expenses, Cost of services and Total operating expenses by $203, $209, and $286 in 1999, 2000 and 2001, respectively.
(2) Operating income as a percentage of revenues before reimbursements was 21%, 21% and 6% for 1999, 2000 and 2001, respectively.

    We provide services through five operating groups. The following table provides unaudited financial information for each of these operating groups.

                                                                     Year ended August 31,
                                                                   --------------------------------
                                                                     1999        2000       2001
                                                                    -------     -------    -------
                                                                   (in millions, except percentages)
Revenues:
   Communications & High Tech..................................... $ 2,499     $ 2,806    $ 3,238
   Financial Services.............................................   2,736       2,542      2,894
   Government.....................................................     777         797      1,003
   Products.......................................................   1,699       1,932      2,357
   Resources......................................................   1,812       1,661      1,933
   Other..........................................................      27          14         19
                                                                    -------     -------    -------
       Total revenues before reimbursements.......................   9,550       9,752     11,444
   Reimbursements (1).............................................   1,326       1,579      1,618
                                                                    -------     -------    -------
       Total...................................................... $10,876     $11,331    $13,062
                                                                    =======     =======    =======
Revenues as a percentage of total:
   Communications & High Tech.....................................      23%         25%        25%
   Financial Services.............................................      25          22         22
   Government.....................................................       7           7          8
   Products.......................................................      16          17         18
   Resources......................................................      17          15         15
   Other..........................................................     n/m         n/m        n/m
                                                                    -------     -------    -------
       Total revenues before reimbursements.......................      88          86         88
   Reimbursements (1).............................................      12          14         12
                                                                    -------     -------    -------
       Total......................................................     100%        100%       100%
                                                                    =======     =======    =======
Operating Income (Loss):
   Communications & High Tech..................................... $   557     $   671    $   449
   Financial Services.............................................     824         666        537
   Government.....................................................     103          80         75
   Products.......................................................     263         416        363
   Resources......................................................     285         264        235
   Other..........................................................       0         (11)      (963)
                                                                    -------     -------    -------
       Total...................................................... $ 2,032     $ 2,086    $   696
                                                                    =======     =======    =======
Operating Income (Loss) as a percentage of total:
   Communications & High Tech.....................................      27%         32%        64%
   Financial Services.............................................      41          32         77
   Government.....................................................       5           4         11
   Products.......................................................      13          20         52
   Resources......................................................      14          13         34
   Other..........................................................     n/m          (1)      (138)
                                                                    -------     -------    -------
       Total......................................................     100%        100%       100%
                                                                    =======     =======    =======
Operating Income as a percentage of total revenues before
  reimbursements by operating group:
   Communications & High Tech.....................................      22%         24%        14%
   Financial Services.............................................      30          26         19
   Government.....................................................      13          10          7
   Products.......................................................      15          22         15
   Resources......................................................      16          16         12
   Other..........................................................     n/m         n/m        n/m

Operating Income as a percentage of revenues before reimbursements      21%         21%         6%
                                                                    =======     =======    =======
Operating Income as a percentage of revenues (1)..................      19%         18%         5%
                                                                    =======     =======    =======

--------
n/m = not meaningful
(1) Reimbursements and Reimbursable expenses previously reported have been reduced by corresponding amounts for certain intercompany transactions that had not been eliminated. These adjustments reduced previously reported Reimbursements, Revenues, Reimbursable expenses, Cost of services and Total operating expenses by $203, $209, and $286 in 1999, 2000 and 2001, respectively.

Pro Forma Financial Information

    The following pro forma consolidated income statement for the year ended August 31, 2001 is based on our historical financial statements included elsewhere in this report.

    The pro forma consolidated income statement gives effect to the following as if they occurred on September 1, 2000:

   . the transactions related to our transition to a corporate structure described under "Certain Transactions and Relationships--Reorganization and Related Transactions";

   . compensation payments to employees who were partners prior to our transition to a corporate structure;

   .  provision for corporate income taxes; and

   .  Accenture Ltd's initial public offering in July 2001.

    The pro forma as adjusted consolidated income statements give effect to the pro forma adjustments described above and also to the exclusion of one-time rebranding costs of $304 million incurred in connection with our name change to Accenture. Management believes that this pro forma as adjusted information provides useful supplemental information in understanding its results of operations.

    The pro forma and pro forma as adjusted consolidated income statement for the year ended August 31, 2001 excludes one-time events directly attributable to Accenture Ltd's initial public offering, because of their nonrecurring nature. These one-time events include:

   . net compensation cost of approximately $967 million resulting from the grant of restricted share units in connection with Accenture Ltd's initial public offering; and

   . approximately $544 million for costs associated with our transition to a corporate structure.

    The pro forma and pro forma as adjusted consolidated income statement for the year ended August 31, 2001 excludes the effect of a cumulative change in accounting principle to implement SFAS 133.

    The pro forma adjustments are based upon available information and assumptions that management believes are reasonable.

    This information and the accompanying notes should be read in conjunction with our historical financial statements and the related notes included elsewhere in this report. The information presented is not necessarily indicative of the results of operations or financial position that might have occurred had the events described above actually taken place as of the dates specified or that may be expected to occur in the future.

  Pro Forma Consolidated Income Statement For the Year Ended August 31, 2001
                                  (Unaudited)

                                                  Revised                  Pro    As adjusted   Pro forma    % of
                                                As reported Adjustments   forma   adjustments  as adjusted revenues
                                                ----------- -----------  -------  -----------  ----------- --------
                                                                 (in millions, except percentages)
Revenues:
   Revenues before reimbursements..............   $11,444      $  --     $11,444     $  --       $11,444      88%
   Reimbursements (1)..........................     1,618         --       1,618        --         1,618      12
                                                  -------      -----     -------     -----       -------     ---
      Revenues (1).............................    13,062         --      13,062        --        13,062     100
Operating expenses:
   Cost of services:*
      Cost of services before reimbursable
       expenses*...............................     6,200        725 (a)   6,925        --         6,925      53
      Reimbursable expenses (1)................     1,618         --       1,618        --         1,618      12
                                                  -------      -----     -------     -----       -------     ---
      Cost of services* (1)....................     7,818        725       8,543        --         8,543      65
   Sales and marketing*........................     1,217        290 (a)   1,507        --         1,507      12
   General and administrative costs*...........     1,516         44 (a)   1,560        --         1,560      12
   Reorganization and rebranding costs.........       848       (544)(b)     304      (304)(g)        --     n/m
   Restricted share unit-based compensation....       967       (967)(c)      --        --            --     n/m
                                                  -------      -----     -------     -----       -------     ---
   Total operating expenses* (1)...............    12,366       (452)     11,914      (304)       11,610      89
                                                  -------      -----     -------     -----       -------     ---
Operating income*..............................       696        452       1,148       304         1,452      11
Gain on investments, net.......................       107         --         107        --           107       1
Interest income................................        80         --          80        --            80     n/m
Interest expense...............................       (44)       (15)(d)     (59)       --           (59)    n/m
Other income (expense).........................        17         --          17        --            17     n/m
Equity in losses of affiliates.................       (61)        --         (61)       --           (61)    n/m
                                                  -------      -----     -------     -----       -------     ---
Income before taxes*...........................       795        437       1,232       304         1,536      12
Provision for taxes............................       503        (10)(e)     493       121 (e)       614       5
                                                  -------      -----     -------     -----       -------     ---
Income before minority interest and accounting
 change*.......................................       292        447         739       183           922       7
Minority interest..............................         8        (15)(f)      (7)       (2)(f)        (9)    n/m
                                                  -------      -----     -------     -----       -------     ---
Income before accounting change*...............   $   300      $ 432     $   732     $ 181       $   913       7%
                                                  =======      =====     =======     =====       =======     ===

--------
n/m = not meaningful
* Historical information excludes payments for partner distributions in respect of periods ended on or prior to May 31, 2001.
(1) Reimbursements and Reimbursable expenses previously reported have been reduced by corresponding amounts for certain intercompany transactions that had not been eliminated. These adjustments reduced previously reported Reimbursements, Revenues, Reimbursable expenses, Cost of services and Total operating expenses by $286 in 2001.

                   Notes to Pro Forma Financial Information
                                  (Unaudited)
               (in millions, except percentages and share data)

(a) Adjustments totaling $1,059 for the year ended August 31, 2001, reflect the effects of partner compensation and benefit costs as if our transition to a corporate structure had occurred on September 1, 2000. Prior to our transition to a corporate structure, payments to our partners were generally accounted for as distributions of partners' income, rather than compensation expense. For the year ended August 31, 2001 compensation and benefit costs of partners have been allocated 69% to cost of services, 27% to sales and marketing, and 4% to general and administrative costs based on an estimate of the time spent on each activity at the appropriate cost rates.

    The compensation plan adopted upon our transition to a corporate structure includes a fixed salary, benefits and performance-based bonuses. All elements of the new compensation plan, including bonuses, have been reflected in the pro forma adjustments because our partners would have earned the bonuses based on our results of operations for the historical periods. Benefit costs are medical, dental and payroll taxes, all of which are based on estimated costs that would have been incurred had these benefits been in place during the historical periods.

(b) One-time reorganization costs were incurred during the year ended August 31, 2001. Reorganization costs for the year ended August 31, 2001 include $89 of restructuring costs relating to our transition to a corporate structure and $455 of indirect taxes, such as capital and stamp duty imposed on transfers of assets to the new corporate holding company structure. Reorganization costs for the six months ended February 28, 2001 include $13 of restructuring costs relating to our transition to a corporate structure.

(c) In connection with Accenture Ltd's initial public offering, 68,481,815 fully vested restricted share units at $14.50 per share were granted in July 2001 to certain partners, former partners and employees. The $967 expense represents the fair value of fully vested restricted share units less $26 relating to canceled liabilities for a deferred bonus plan for employees. Each restricted share unit represents an unfunded, unsecured right, which is nontransferable except in the event of death, of a participant to receive an Accenture Ltd Class A common share on the date specified in the participant's award agreement.

(d) Reflects adjustments of $15 for the year ended August 31, 2001, representing estimated interest expense on early-retirement benefits payable to partners.

(e) Reflects adjustments for an estimated income tax provision as if we had operated in a corporate structure at a pro forma tax rate of 40%. The adjustment for the year ended August 31, 2001 is net of $222 relating to the revaluation of deferred tax liabilities upon change in tax status, including income taxes relating to mandatory changes in tax accounting methods, from a partnership to a corporate structure. As a series of related partnerships and corporations under the control of our partners, we generally were not subject to income taxes. However, some of the corporations were subject to income taxes in their local jurisdictions.

(f) Minority interests for the year ended August 31, 2001 are based on the assumption that minority interests as of August 31, 2001 existed throughout the fiscal year and do not give effect to the offering of Accenture Ltd Class A common shares in July 2001. As of August 31, 2001 partners owned a 0.81% minority interest in Accenture Canada Holdings Inc. Since Accenture SCA controls Accenture Canada Holdings Inc., Accenture SCA consolidates Accenture Canada Holdings Inc.

(g) One-time rebranding costs were incurred during the year ended August 31, 2001. Rebranding costs for the year ended August 31, 2001 include $157 for the amortization of intangible assets relating to the final resolution of arbitration with Andersen Worldwide and Arthur Andersen as well as $147 from changing our name to Accenture. These amounts are considered pro forma as adjusted adjustments due to their nonrecurring nature.

Year Ended August 31, 2001 Compared to Year Ended August 31, 2000

    Our results of operations in respect of periods ended on or prior to May 31, 2001 reflect the fact that we operated as a series of related partnerships and corporations prior to that date, and our results of operations in respect of periods ending after May 31, 2001 reflect that we commenced operations in corporate structure on that date. Accordingly, in order to provide a more meaningful comparison of our results for fiscal year 2001 as compared to fiscal year 2000, we comment below on our results for those periods both on a historical basis and a pro forma as adjusted basis.

Revenues

    Revenues for 2001 were $13,062 million, an increase of $1,731 million, or 15%, over 2000. Revenues before reimbursements for 2001 were $11,444 million, an increase of $1,692 million, or 17%, over 2000 in U.S. dollars. In local currency terms, revenues before reimbursements grew by 23% in 2001 over 2000.

    In 2001, our revenues grew significantly, continuing a trend that began in the second half of 2000 as our clients began to focus on new transformation and implementation initiatives after Year 2000 disruptions proved to be minimal. In addition, demand for our services grew as clients began to explore Web-enablement and electronic commerce strategies and solutions both in the business-to-business and business-to-consumer areas. We believe that this strong revenue growth was the result of our rapid response to changes in the marketplace and our creation and refinement of relevant service offerings. In addition, by focusing on the retraining of our client service personnel during the Year 2000-related slowdown, we positioned ourselves to take advantage of the growth opportunities in these new markets. We achieved this strong revenue growth in 2001 despite the difficult economic conditions that many of our clients' industries experienced. We experienced continued growth in revenues in the fourth quarter of 2001, though at a slower rate of growth than in the third quarter of 2001.

    Our Communications & High Tech operating group achieved revenues before reimbursements of $3,238 million in 2001, an increase of 15% over 2000, primarily due to strong growth in our Communications and Electronics & High Tech industry groups in North America. Operations in Europe and Latin America also experienced significant growth. Our Financial Services operating group achieved revenues before reimbursements of $2,894 million in 2001, an increase of 14% over 2000, primarily due to strong growth in our Banking industry group in Europe and North America and our Health industry group in North America. Our Government operating group achieved revenues before reimbursements of $1,003 million in 2001, an increase of 26% over 2000, primarily driven by strong growth in North America and the United Kingdom. Our Products operating group achieved revenues before reimbursements of $2,357 million in 2001, an increase of 22% over 2000, as a result of strong growth in our Retail and Consumer Goods & Services industry groups in Europe. Our Resources operating group achieved revenues before reimbursements of $1,933 million in 2001, an increase of 16% over 2000, as a result of strong growth in the Chemicals, Forest Products, Metals & Mining and Utilities industry groups in North America.

Operating Expenses

    Operating expenses in 2001 were $12,366 million, an increase of $3,121 million, or 34%, over 2000 and an increase as a percentage of revenues from 82% in 2000 to 95% in 2001.

    Pro forma as adjusted operating expenses were $11,610 million for 2001, an increase of $1,279 million, or 12%, over pro forma operating expenses of $10,331 million for 2000 (which reflects $1,086 million of partner compensation and benefit costs as if our transition to a corporate structure had occurred on September 1, 1999; prior to having a corporate structure, payments to our partners were generally accounted for as distributions of partners' income, rather than compensation expense) and a decrease as a percentage of revenues from 91% in 2000 to 89% in 2001.

    We continue to implement long-term and short-term cost management initiatives aimed at keeping overall growth in operating expenses less than the growth in revenue. The long-term initiatives focus on global reductions in infrastructure costs. Such infrastructure costs primarily include occupancy costs, administrative expenses and information technology operating and development costs. In addition, the costs of delivering training have been reduced by moving toward Web-enabled and other lower cost distribution methods. The short-term initiatives focus on reducing variable costs, such as headcount in select administrative areas, and limiting travel and meeting costs.

    Cost of Services

    Cost of services was $7,818 million in 2001, an increase of $753 million, or 11%, over 2000 and a decrease as a percentage of revenues from 63% in 2000 to 60% in 2001. Cost of services before reimbursable expenses was $6,200 million in 2001, an increase of $714 million, or 13%, over 2000 and a decrease as a percentage of revenues before reimbursements from 56% in 2000 to 54% in 2001. This decrease as a percentage of revenues and revenues before reimbursements resulted from increased demand for our services and lower employee compensation costs resulting from the promotion of 1,286 employees to partner effective September 1, 2000. The increase in partner admissions was designed to incentivize our professionals at an earlier stage in their careers with us.

    Pro forma as adjusted cost of services before reimbursable expenses was $6,925 million in 2001, an increase of $798 million, or 13%, over pro forma cost of services before reimbursable expenses of $6,127 million for 2000 (which reflects $641 million of partner compensation and benefit costs as if our transition to a corporate structure had occurred on September 1, 1999) and a decrease as a percentage of revenues from 54% in 2000 to 53% in 2001. This decrease as a percentage of revenues can be attributed primarily to a favorable mix in the composition of our workforce, reduced costs related to recruiting and training and redirected efforts to sales and marketing in the second half of 2001. Lower attrition enabled us to retain a more experienced workforce, which commands a higher margin. While overall employee chargeability declined in 2001 versus 2000, chargeable hours for our experienced employees as a percentage of total chargeable hours increased. Lower attrition enabled us to reduce our expenditures in recruiting, and the move to Web-enabled and other lower cost distribution methods reduced our costs of delivering training.

    Sales and Marketing

    Sales and marketing expense was $1,217 million in 2001, an increase of $334 million, or 38%, over 2000 and an increase as a percentage of revenues from 8% in 2000 to 9% in 2001.

    Pro forma as adjusted sales and marketing expense was $1,507 million in 2001, an increase of $320 million, or 27%, over pro forma sales and marketing expense of $1,187 million in 2000 (which reflects $304 million of partner compensation and benefit costs as if our transition to a corporate structure had occurred on September 1, 1999) and an increase as a percentage of revenues from 10% in 2000 to 12% in 2001.

    The increase as a percentage of revenues in 2001 is due to higher than normal business development and market development activities during the second half of the year, as the slowdown in the global economy in the second half of the year led us to increase our selling and marketing efforts in order to generate revenue opportunities.

    General and Administrative Costs

    General and administrative costs were $1,516 million in 2001, an increase of $219 million, or 17%, over 2000 and increased as a percentage of revenues from 11% in 2000 to 12% in 2001.

    Pro forma as adjusted general and administrative expenses were $1,560 million in 2001, an increase of $122 million, or 8%, over pro forma general and administrative expenses of $1,438 million in 2000 (which reflects $141 million of partner compensation and benefit costs as if our transition to a corporate structure had occurred on September 1, 1999) and a decrease as a percentage of revenues from 13% in 2000 to 12% in 2001.

    Our short-term cost management initiatives in this period of significant growth in revenues enabled us to reduce general and administrative expenses as a percentage of revenues.

    Reorganization and Rebranding Costs

    Reorganization and rebranding costs were $848 million, or 7% of revenues for 2001. Reorganization costs included $89 million of restructuring costs relating to our transition to a corporate structure and $455 million of indirect taxes and other costs imposed on transfers of assets to the new corporate holding company structure. Rebranding costs included $157 million for the amortization of intangible assets related to the final resolution of the arbitration with Andersen Worldwide and Arthur Andersen and $147 million resulting from changing our name to Accenture. These costs are excluded from our pro forma as adjusted financial results as they are considered to be one-time items.

    Restricted Share Unit-based Compensation

    Grants of Accenture Ltd's restricted share units to partners, former partners and employees resulted in compensation cost of $967 million in the quarter ended August 31, 2001. These costs are excluded from our pro forma as adjusted financial results as they are considered to be one-time items.

Operating Income

    Operating income was $696 million in 2001, a decrease of $1,390 million, or 67%, from 2000 and a decrease as a percentage of revenues from 18% in 2000 to 5% in 2001. Operating income decreased as a percentage of revenues before reimbursements from 21% in 2000 to 6% in 2001.

    Pro forma as adjusted operating income was $1,452 million in 2001, an increase of $452 million, or 45%, over pro forma operating income of $1,000 million in 2000 (which reflects the effects of $1,086 million of partner compensation and benefit costs as if our transition to a corporate structure had occurred on September 1, 1999) and an increase as a percentage of revenues from 9% in 2000 to 11% in 2001. Pro forma as adjusted operating income increased as a percentage of revenues before reimbursements from 10% in 2000 to 13% in 2001.

Gain on Investments

    Gain on investments totaled $107 million in 2001, compared to a gain of $573 million in 2000. The gain in 2001 was comprised of $382 million from the sale of a marketable security purchased in 1995 and $11 million from the sale of other securities, net of other-than-temporary impairment investment writedowns of $94 million and unrealized investment losses recognized according to SFAS 133 of $192 million. Other-than-temporary impairment writedowns consisted of $19 million in publicly traded equity securities and $75 million in privately traded equity securities. The writedowns relate to investments in companies where the market value has been less than our cost for an extended time period, or the issuer has experienced significant financial declines or difficulties in raising capital to continue operations.

Interest Income

    Interest income was $80 million in 2001, an increase of $13 million, or 19%, over 2000. The increase resulted primarily from the investment of the proceeds of the sale of a portion of a marketable security purchased in 1995 and the investment of cash proceeds received from Accenture Ltd's initial public offering.

Interest Expense

    Interest expense was $44 million in 2001, an increase of $20 million, or 83%, over 2000. Interest expense on a pro forma as adjusted basis was $59 million for 2001, an increase of $24 million, or 69% over interest expense on a pro forma basis of $35 million in 2000 (which reflects an adjustment of $11 million representing estimated interest expense on early-retirement benefits payable to partners). The increase resulted primarily from the increase in short-term bank borrowings during the third and fourth quarters of 2001.

Other Income (Expense)

    Other income was $17 million in 2001, a decrease of $34 million from 2000, primarily resulting from foreign exchange translations.

Equity in Losses of Affiliates

    Equity in losses of affiliates was a $61 million loss in 2001, compared to a $46 million loss in 2000. In 2001, amortization of a negative basis difference arising on the formation of a joint venture of $32 million was reflected as a component of equity in losses of affiliates, compared to $1 million in 2000.

Provision for Taxes

    Taxes were $503 million in 2001, an increase of $260 million over 2000. Pro forma as adjusted taxes were $614 million in 2001, a decrease of $30 million, or 5%, over pro forma taxes of $644 million in 2000 (which reflects an adjustment of $401 million for an estimated income tax provision as if we had operated in a corporate structure at a pro forma tax rate of 40%). This decrease was due to lower pro forma as adjusted income before taxes for 2001 as compared to 2000. Net deferred tax assets totaling $300 million at August 31, 2001 have been recognized following our transition to a corporate structure. These net deferred tax assets include a valuation allowance of $76 million, relating to our ability to recognize the tax benefits associated with capital losses on certain U.S. investments and with specific tax net operating loss carryforwards and tax credit carryforwards of certain non-U.S. operations. Management has concluded that the realizability of the remaining net deferred tax assets is more likely than not.

Cumulative Effect of Accounting Change

    The adoption of SFAS 133 resulted in cumulative income of $188 million on September 1, 2000, which represents the cumulative unrealized gains resulting from changes in the fair market value of equity holdings considered to be derivatives by that statement.

Year Ended August 31, 2000 Compared to Year Ended August 31, 1999

    Because we operated as a series of related partnerships and corporations in both 2000 and 1999, our results of operations for those periods are comparable.

Revenues

    Revenues for 2000 were $11,331 million, an increase of $455 million, or 4%, over 1999. Revenues before reimbursements for 2000 were $9,752 million, an increase of $202 million, or 2%, over 1999. Exchange rate fluctuations, specifically with respect to the euro, negatively affected revenue growth as measured in U.S. dollars. In local currency terms, revenues before reimbursements grew by 6% over 1999. Our revenue growth was achieved in the face of a challenging economic environment, which began in the second half of 1999 and was primarily related to Year 2000 events. Specifically, we experienced a slowdown in information technology spending by large companies as they completed large enterprise business systems installations in anticipation of the Year 2000. In addition, there was reluctance by large companies to commit to major new transformation and implementation projects until the impact of Year 2000 concerns was fully understood. However, at the same time, we experienced an increase in demand in the electronic commerce area. Accordingly, we focused on developing capabilities and new service offerings to meet the growing opportunities in these new areas. We retrained our workforce to maintain market relevance to meet the demands of our clients in the emerging new economy. During the second half of 2000, following the realization by our clients that Year 2000 disruptions were minimal, we experienced increased demand for our services, which led to stronger revenue growth beginning in the third quarter. Specifically, revenue growth was (1%), 0%, 7% and 11% in the first through fourth quarters of the year over the corresponding quarters in the previous year.

    Our Communications & High Tech operating group achieved revenues before reimbursements of $2,806 million in 2000, an increase of 12% over 1999, primarily due to growth in Europe and Asia, which was partially offset by slower growth in our North American operations because of the Year 2000-related slowdown. Our Financial Services operating group achieved revenues before reimbursements of $2,542 million in 2000, a decrease of 7% from 1999, primarily driven by decreasing levels of business activity in North America as a result of clients focusing on Year 2000 concerns, as well as the effects of an unfavorable interest rate environment and reduced client merger activity. Our Government operating group achieved revenues before reimbursements of $797 million in 2000, an increase of 3% over 1999. The 2000 increase was lower than in 1999, primarily as a result of government clients postponing large implementation projects until Year 2000 concerns were resolved. Our Products operating group achieved revenues before reimbursements of $1,932 million in 2000, an increase of 14% over 1999, primarily driven by growth in North America from the Retail and Transportation & Travel Services industry groups, as well as additional growth in the Retail industry group in Europe. Our Resources operating group achieved revenues before reimbursements of $1,661 million in 2000, a decrease of 8% from 1999, primarily as the result of delayed merger activity as several proposed mergers were delayed by regulatory concerns, and the completion of a number of large enterprise resource planning implementation projects before Year 2000.

Operating Expenses

    Operating expenses in 2000 were $9,245 million, an increase of $401 million, or 5%, over 1999 and increased as a percentage of revenues from 81% in 1999 to 82% in 2000. In anticipation of slower growth, we formed a special task force in the second half of 1999 to identify cost drivers, raise cost consciousness and reduce non-payroll cost structures, the results of which were reflected in cost savings during 2000. In 2000, we began a training initiative that focused on building electronic commerce skills and knowledge quickly. The advent of electronic commerce also facilitated a move from traditional classroom training toward Web-enabled distributed training that is designed to deliver the same or better quality training in fewer hours at lower cost. We expect this move toward Web-enabled and other distributed training to continue.

    Cost of Services

    Cost of services was $7,065 million in 2000, an increase of $282 million, or 4%, over 1999 and increased as a percentage of revenues from 62% in 1999 to 63% in 2000. Cost of services before reimbursable expenses was $5,486 million in 2000, an increase of $29 million, or 1%, over 1999 and a decrease as a percentage of revenues before reimbursements from 57% in 1999 to 56% in 2000. We were able to maintain overall cost of services as a percentage of revenues and revenues before reimbursements at relatively constant levels through periods of slow growth in the first half of 2000, followed by periods of accelerated growth in the second half of 2000.

    Sales and Marketing

    Sales and marketing expense was $883 million in 2000, an increase of $93 million, or 12%, over 1999 and an increase as a percentage of revenues from 7% in 1999 to 8% in 2000. The increase was primarily related to our employees spending larger portions of their time on business development and market development activities coupled with an increase in advertising to communicate our electronic commerce capabilities to existing and potential clients. The increased business development and market development activities were directed toward increasing demand for our services and solutions after the Year 2000-related slowdown.

    General and Administrative Costs

    General and administrative costs were $1,297 million in 2000, an increase of $26 million, or 2%, from 1999 and a decrease as a percentage of revenues from 12% in 1999 to 11% in 2000. As signs of slowing demand became apparent in the first half of 2000, we launched initiatives to better manage our general and administrative costs, including controlling facilities, services, and support costs. This reduction as a percentage of revenues was due in part to the elimination of temporary duplicate costs incurred in 1999 associated with the transition to us of internal support systems and other functions previously shared with Andersen Worldwide.

Operating Income

    Operating income was $2,086 million in 2000, an increase of $54 million, or 3%, over 1999 and decreased as a percentage of revenues from 19% in 1999 to 18% in 2000. Operating income remained constant as a percentage of revenues before reimbursements at 21% in 1999 and 2000.

Gain on Investments

    Gain on investments totaled $573 million for 2000, compared to a gain of $93 million in 1999. In 2000, $569 million of gain on investments was related to the sale of a portion of our investment in a marketable security purchased in 1995, compared to $93 million in 1999.

Interest Income

    Interest income was $67 million in 2000, an increase of $7 million, or 12%, over 1999. The increase in interest income in 2000 resulted primarily from an increase in our cash balance, which was generated by the sale of a portion of our investment in a marketable security purchased in 1995.

Other Income (Expense)

    Other income was $51 million in 2000, an increase of $56 million over 1999. This increase was primarily attributable to the recognition of income from vesting of options for services by our representatives on boards of directors of those companies in which we invest, coupled with income resulting from foreign exchange translations.

Equity in Losses of Affiliates

    Equity in losses of affiliates was a loss of $46 million in 2000 compared to a loss of $6 million in 1999.

Provision for Taxes

    Taxes were $243 million in 2000, an increase of $120 million over 1999. This increase was due to increased taxable income in some of our entities that were subject to entity-level tax.

Quarterly Results

    The following tables present unaudited quarterly financial information for fiscal 2000 and 2001 on a historical basis. We believe the quarterly information contains all adjustments, consisting only of normal recurring adjustments, necessary to fairly present this information. As a professional services organization, we anticipate and respond to demand from our clients. Accordingly, we have limited control over the timing and circumstances under which our services are provided. Typically, we show slight increases in our first-quarter revenues as a result of billing rate increases and the addition of new hires. We typically experience minor declines in revenues for the second and fourth quarters because of an increase in vacation and holiday hours in those quarters. For these and other reasons, we can experience variability in our operating results from quarter to quarter. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                                                    Three months ended
                                 ----------------------------------------------------------------------------------------
                                 November 30, February 29, May 31, August 31, November 30, February 28, May 31, August 31,
                                     1999         2000      2000      2000        2000         2001      2001      2001
                                 ------------ ------------ ------- ---------- ------------ ------------ ------- ----------
                                                                       (in millions)
Revenues:
 Revenues before
  reimbursements................    $2,412       $2,272    $2,561    $2,507      $2,831       $2,882    $2,953    $2,778
 Reimbursements (1).............       314          374       433       458         378          409       458       373
                                    ------       ------    ------    ------      ------       ------    ------    ------
 Revenues (1)...................     2,726        2,646     2,994     2,965       3,209        3,291     3,411     3,151
Operating expenses:
Cost of services:*
  Cost of services before
    reimbursable expenses*......     1,356        1,304     1,340     1,487       1,384        1,560     1,566     1,690
  Reimbursable expenses (1).....       314          374       433       458         378          409       458       373
                                    ------       ------    ------    ------      ------       ------    ------    ------
  Cost of services* (1).........     1,670        1,678     1,773     1,945       1,762        1,969     2,024     2,063
 Sales and marketing*...........       199          222       230       232         202          251       318       446
 General and administrative
  costs*........................       318          322       296       360         376          389       365       386
 Reorganization and
  rebranding costs*.............        --           --        --        --          30          159       588        71
 Restricted share unit-based
  compensation..................        --           --        --        --          --           --        --       967
                                    ------       ------    ------    ------      ------       ------    ------    ------
    Total operating expenses*
     (1)........................     2,187        2,222     2,299     2,537       2,370        2,786     3,295     3,933
                                    ------       ------    ------    ------      ------       ------    ------    ------
Operating income (loss)*........       539          424       695       428         839          523       116      (782)
Gain (loss) on investments,
 net............................        68          200       266        39         219          (30)       (9)      (73)
Interest income.................        14           13        18        22          23           20        17        20
Interest expense................        (7)          (5)       (6)       (6)         (5)          (6)      (16)      (17)
Other income (expense)..........         6           14        12        19           7           17        (3)       (4)
Equity in gains (losses) of
 affiliates.....................        (4)          (3)       (2)      (37)        (20)         (21)      (11)       (9)
                                    ------       ------    ------    ------      ------       ------    ------    ------
Income (loss) before taxes*.....       616          643       983       465       1,063          503        94      (865)
Provision for taxes.............        42           71        81        49          53           83       285        82
                                    ------       ------    ------    ------      ------       ------    ------    ------
Income (loss) before minority
 interest and accounting
 change.........................       574          572       902       416       1,010          420      (191)     (947)
Minority interest...............        --           --        --        --          --           --        --         8
                                    ------       ------    ------    ------      ------       ------    ------    ------
Income before accounting
 change*........................       574          572       902       416       1,010          420      (191)     (939)
Cumulative effect of
 accounting change..............        --           --        --        --         188           --        --        --
                                    ------       ------    ------    ------      ------       ------    ------    ------
Partnership income (loss)
 before partner distributions*..    $  574       $  572    $  902    $  416      $1,198       $  420    $ (191)
                                    ======       ======    ======    ======      ======       ======    ======
Net income (loss)...............                                                                                  $ (939)
                                                                                                                  ======

--------
 * Excludes payments for partner distributions in respect of periods ended on or prior to May 31, 2001.
(1) Reimbursements and Reimbursable expenses have been reduced for certain intercompany transactions that had not been eliminated in previously reported Reimbursements and Reimbursable expenses. Previously reported quarterly Reimbursements and Reimbursable expenses have been reduced by $50, $61, $69 and $29, respectively, in the first, second, third and fourth quarters of 2000. Previously reported quarterly Reimbursements and Reimbursable expenses and Reimbursable expenses have been reduced by $29, $93, $108 and $56, respectively, in the first, second, third and fourth quarters of 2001.

Liquidity and Capital Resources

    We have historically relied on cash flow from operations, partner capital contributions and bank credit facilities to satisfy our liquidity and capital requirements. However, each year a portion of the distributions we made to our partners was made on a deferred basis, which significantly strengthened our working capital and enabled us to limit our external borrowings. Since May 2001, our liquidity needs on a short-term and long-term basis have been satisfied by cash flows from operations, debt capacity under existing and/or new credit facilities and the net proceeds of Accenture Ltd's initial public offering in July 2001. We believe our short-term and long-term liquidity needs will be met through cash flows from operations and debt capacity. In addition, we may need to raise additional funds through public or private debt or equity financings in order to:

   .  take advantage of opportunities, including more rapid expansion;

   .  acquire complementary businesses or technologies;

   .  develop new services and solutions; or

   .  respond to competitive pressures.

    Our balance of cash and cash equivalents at August 31, 2001 increased $609 million, or 48%, from $1,271 million at August 31, 2000. The increase is largely attributable to proceeds from the initial public offering of the Accenture Ltd Class A common shares, earnings and the sale of marketable securities, which were partially offset by distributions to partners, return of capital to partners and purchases of equity investments.

    Net cash provided by operating activities was $2,281 million for fiscal 2001, an increase of $150 million from fiscal 2000. Net cash used by investing activities was $411 million for fiscal 2001, an increase of $518 million from fiscal 2000, as proceeds from the sale of investments of $428 million were offset by purchases of new investments and by capital expenditures. Net cash used by financing activities was $1,167 million for fiscal 2001, a decrease of $867 million from fiscal 2000. This included net proceeds of $1,791 million from the initial public offering and sale of the Accenture Ltd Class A common shares in the fourth quarter of fiscal 2001, offset by earnings distributions to partners of $2,282 million, repayment of partners' capital totaling $524 million, and a payment of $314 million to Andersen Worldwide and Arthur Andersen of amounts due related to the final resolution of the arbitration.

    Because we have historically deferred the distribution of a portion of our partners' current year earnings into the subsequent fiscal year, these earnings have been available for a period of time to meet liquidity and working capital requirements. These distributable earnings, temporarily retained and distributed in the subsequent fiscal year, totaled $1,130 million and $819 million at August 31, 2000 and 2001, respectively. At May 31, 2001, we reclassified the final distributable earnings from the capital accounts to current liabilities.

    We have two syndicated credit facilities providing $450 million and $420 million, respectively, of unsecured, revolving borrowing capacity for general working capital purposes. Committed financing is provided at the prime rate or at the London Interbank Offered Rate plus a spread, and bid option financing is available. These facilities mature in August 2003 and June 2002, respectively. We expect to renew our syndicated credit facilities in June 2002 on comparable terms. The facilities require us to (1) limit liens placed on our assets to (a) liens incurred in the ordinary course of business (subject to certain limitations) and (b) other liens securing aggregate amounts not in excess of 30% of our total assets and (2) maintain a maximum debt to cash flow ratio of one to one. We are in compliance with these terms. As of August 31, 2001, we had no borrowings and $19 million in letters of credit outstanding under these facilities.

    We also maintain four separate bilateral, uncommitted, unsecured multicurrency revolving credit facilities. As of August 31, 2001, these facilities provided for up to $370 million of local currency financing in countries that cannot readily access our syndicated facilities. We also maintain local guaranteed and non-guaranteed lines of credit. As of August 31, 2001, amounts available under these lines of credit facilities totaled $259 million. At August 31, 2001, we had $188 million outstanding under these various facilities. Interest rate terms on the bilateral revolving facilities and local lines of credit are at market rates prevailing in the relevant local markets.

    We made $315 million and $378 million in capital expenditures for fiscal 2000 and 2001, respectively, primarily for technology assets, furniture and equipment and leasehold improvements to support our operations. We expect that our capital expenditures in the current fiscal year will be less than our capital expenditures in each of the last two fiscal years. In January 2002, we sold our technology center in Northbrook, Illinois for $65 million.

    During November 1999, we formed Accenture Technology Ventures to select, structure and manage a portfolio of equity investments. We made equity investments of $153 million and $326 million during fiscal 2001 and 2002, respectively. See "--Overview--Critical Accounting Policies and
Estimates--Valuation of Investments" for a discussion of our plans with respect to our investment portfolio.

    We also received $111 million and $118 million in fiscal 2000 and 2001, respectively, in equity from our clients as compensation for current and future services. Amounts ultimately realized from these equity securities may be higher or lower than amounts recorded on the measurement dates. Accenture SCA's shareholders' equity includes investments in Accenture Ltd's Class A common shares. At February 28, 2002, we had authorization to repurchase up to an additional $126 million of Accenture Ltd's Class A common shares. In addition to our ongoing open-market share repurchases, we expect to repurchase shares pursuant to our Share Management Plan. In certain countries we must use treasury shares, rather than newly issued shares, to satisfy our obligations upon the maturity of a restricted share unit or the exercise of an option in order for the transaction to receive the available tax deductability. We expect to use 6.4 million, 10.0 million and 7.5 million treasury shares for these purposes in fiscal 2002, 2003 and 2004, respectively.

    In limited circumstances, we agree to extend financing to clients. The terms vary by engagement, but generally we contractually link payment for services to the achievement of specified performance milestones. We finance these client obligations primarily with existing working capital and bank financing in the country of origin. As of August 31, 2000, and August 31, 2001, $223 million and $182 million were outstanding for 14 and 17 clients, respectively. These outstanding amounts are included in unbilled services and other non-current assets on our historical balance sheets.

Market Risk

Foreign Currency Risk

    We are exposed to foreign currency risk in the ordinary course of business. We hedge cash flow exposures for our major countries using a combination of forward and option contracts. We do not hold or issue derivative financial instruments for trading purposes. These instruments are generally short-term in nature, with typical maturities of less than one year. From time to time, we enter into forward or option contracts of a long-term nature.

    For purposes of specific risk analysis, we use sensitivity analysis to determine the effects that market risk exposures may have on the fair value of our hedge portfolio. The foreign currency exchange risk is computed based on the market value of future cash flows as affected by the changes in the rates attributable to the market risk being measured. The sensitivity analysis represents the hypothetical changes in value of the hedge position and does not reflect the opposite gain or loss on the underlying transaction. As of August 31, 2000, a 10% decrease in the levels of foreign currency exchange rates against the U.S. dollar with all other variables held constant would result in an increase in the fair value of our financial instruments of $6 million, while a 10% increase in the levels of foreign currency exchange rates against the U.S. dollar would have almost no effect on the fair value of our financial instruments due to the fact that our long and short forward positions almost completely offset each other. As of August 31, 2001, a 10% decrease in the levels of foreign currency exchange rates against the U.S. dollar with all other variables held constant would result in a decrease in the fair value of our financial instruments of $4 million, while a 10% increase in the levels of foreign currency exchange rates against the U.S. dollar would result in an increase in the fair value of our financial instruments of $4 million.

    Twelve of the fifteen member countries of the European Union have established fixed conversion rates between their existing currencies ("legacy currencies") and one common currency, the Euro. Beginning in January 2002, the new Euro-denominated currency was issued, and legacy currencies are being withdrawn from circulation. We have addressed the systems and business issues raised by the Euro currency conversion. These issues include, among others: (1) the need to adapt computer and other business systems and equipment to accommodate Euro-denominated transactions; and (2) the competitive impact of cross-border price transparency. The Euro conversion has not had a material adverse impact to our consolidated financial position, results of operations or cash flows.

Interest Rate Risk

    During the last three years, the majority of our debt obligations have been short-term in nature and the associated interest obligations have floated relative to major interest rate benchmarks, such as the London Interbank Offered Rate. While we have not entered into any derivative contracts to hedge interest rate risks during this period, we may do so in the future.

    The interest rate risk associated with our borrowing and investing activities at August 31, 2001 is not material in relation to our consolidated financial position, results of operations or cash flows. We have not used derivative financial instruments to alter the interest rate characteristics of our investment holdings or debt instruments.

Equity Price Risk

    We have marketable equity securities that are subject to market price volatility. Marketable equity securities include common stock, warrants and options. Our investment portfolio includes warrants and options in both publicly traded and privately held companies. Warrants in public companies and those that can be net share settled in private companies are deemed derivative financial instruments and are recorded on the Consolidated Balance Sheet at fair value. The privately held investments are inherently risky because the markets for the technologies or products developed by these companies are less established than those of most publicly traded companies and we may be unable to liquidate our investments if desired. Beginning September 1, 2000, warrants are deemed derivative financial instruments by SFAS 133. As such, they are recorded on the balance sheet at fair value with unrealized gains or losses recorded on the income statement. As of August 31, 2001, we have not entered into any derivative contracts to hedge the risk associated with equity investments.

    The following analysis presents the hypothetical change in the fair value of our marketable equity securities at August 31, 2000, August 31, 2001 and February 28, 2002, assuming the same hypothetical price fluctuations of plus or minus 10%, 20% and 30%.

                                  Valuation of investments               Valuation of investments
                                 assuming indicated decrease August 31, assuming indicated increase
                                 --------------------------     2000    --------------------------
                                   -30%      -20%     -10%   fair value   +10%      +20%     +30%
                                 --------  -------- -------- ---------- --------  -------- --------
                                                          (in thousands)
Marketable Equity Securities.... $528,016  $603,446 $678,877  $754,308  $829,739  $905,170 $980,600

                                  Valuation of investments               Valuation of investments
                                 assuming indicated decrease August 31, assuming indicated increase
                                 --------------------------     2001    --------------------------
                                   -30%      -20%     -10%   fair value   +10%      +20%     +30%
                                 --------  -------- -------- ---------- --------  -------- --------
                                                          (in thousands)
Marketable Equity Securities and
  Warrants Deemed Derivatives
  by SFAS 133................... $ 60,618  $ 69,278 $ 77,937  $ 86,597  $ 95,257  $103,916 $112,576

    See "--Overview--Critical Accounting Policies and Estimates--Valuation of Investments" for a discussion of our plans with respect to our investment portfolio.

Newly Issued Accounting Standards

    In June 2001, the Financial Accounting Standards Board approved SFAS No. 141, "Business Combinations," and SFAS No. 142,"Goodwill and Other Intangible Assets." SFAS 141 requires that the purchase method of accounting must be used for all business combinations initiated after June 30, 2001. Under the transition provisions of SFAS 142, goodwill acquired in business combinations for which the acquisition date is after June 30, 2001 are not to be amortized and are to be reviewed for impairment under existing standards. The entire goodwill balance of $153 million at February 28, 2002 related to acquisitions subsequent to June 30, 2001. We will be required to perform an initial impairment review of goodwill as of September 1, 2002, and an annual impairment review thereafter. We do not expect adoption to materially affect our results of operations.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

    Financial Statements:

        Financial Statements as of August 31, 2000 and August 31, 2002 and for the three years ended August 31, 2001:

        Combined and Consolidated Balance Sheets

        Combined Income Statements Before Partner Distributions and Consolidated Income Statement

        Combined Statements of Partners' Capital and Comprehensive Income and Consolidated Shareholders' Equity Statement

        Combined and Consolidated Cash Flows Statements

        Notes to Combined and Consolidated Financial Statements

                        ACCENTURE SCA AND SUBSIDIARIES

            INDEX TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Accountants.......................................... F-2

Combined and Consolidated Balance Sheets as of August 31, 2000 and 2001.... F-3

Combined Income Statements Before Partner Distributions for the years ended August 31, 1999 and 2000 and Consolidated Income Statement for the
  year ended August 31, 2001............................................... F-5

Combined Statements of Partners' Capital and Comprehensive Income for the
  years ended August 31, 1999 and 2000 and Consolidated Shareholders'
  Equity Statement for the year ended August 31, 2001...................... F-6

Combined and Consolidated Cash Flows Statements for the years ended August
  31, 1999, 2000 and 2001.................................................. F-7

Notes to Combined and Consolidated Financial Statements.................... F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the General Partner and Shareholders of Accenture SCA:

    In our opinion, the accompanying combined and consolidated balance sheets and the related combined income statements before partner distributions/consolidated income statement, combined statements of partners' capital and comprehensive income/consolidated shareholders' equity statement and combined and consolidated cash flows statements present fairly, in all material respects, the financial position of Accenture SCA and its subsidiaries at August 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in Note 2 to the consolidated financial statements, in 2001 the Company changed its method of accounting for derivative instruments and hedging activities.

    As discussed in Note 1 to the consolidated financial statements, the combined income statements before partner distributions/consolidated income statement have been revised with respect to certain reimbursements and reimbursable expenses.

/s/  PricewaterhouseCoopers LLP
October 11, 2001, except as to Note 1 as to
reimbursements and reimbursable expenses and
Note 18 which are as of October 29, 2002
Chicago, Illinois

                                 ACCENTURE SCA

                   COMBINED AND CONSOLIDATED BALANCE SHEETS

                           August 31, 2000 and 2001
              (In thousands of U.S. dollars except share amounts)

                                            Combined    Consolidated
                                          Balance Sheet Balance Sheet
                                              2000          2001
                                          ------------- -------------
                ASSETS
CURRENT ASSETS:
   Cash and cash equivalents.............  $1,270,516    $1,880,083
   Short-term investments................     395,620            --
   Receivables from clients..............   1,450,555     1,498,812
   Unbilled services.....................     682,935       731,802
   Due from related parties..............      58,287        69,500
   Deferred income taxes, net............          --       166,372
   Other current assets..................     141,372       233,068
                                           ----------    ----------
       Total current assets..............   3,999,285     4,579,637
                                           ----------    ----------
NON-CURRENT ASSETS:
   Due from related parties..............      81,220        23,800
   Investments...........................     509,665       324,139
   Property and equipment, net...........     705,508       822,318
   Deferred income taxes, net............          --       213,617
   Other non-current assets..............     155,619        97,845
                                           ----------    ----------
       Total non-current assets..........   1,452,012     1,481,719
                                           ----------    ----------
TOTAL ASSETS.............................  $5,451,297    $6,061,356
                                           ==========    ==========
 LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Short-term bank borrowings............  $  164,765    $  189,872
   Current portion of long-term debt.....      29,921           797
   Accounts payable......................     233,737       371,794
   Due to related parties................     339,877       818,888
   Deferred revenue......................     948,390       810,043
   Accrued payroll and related benefits..     700,843     1,050,385
   Taxes payable.........................     283,731       515,304
   Deferred income taxes, net............          --        29,373
   Other accrued liabilities.............     282,715       392,364
                                           ----------    ----------
       Total current liabilities.........   2,983,979     4,178,820
                                           ----------    ----------
NON-CURRENT LIABILITIES:
   Long-term debt........................      98,865         1,090
   Retirement obligation.................          --       343,249
   Deferred income taxes, net............          --        50,969
   Other non-current liabilities.........          --       797,114
                                           ----------    ----------
       Total non-current liabilities.....      98,865     1,192,422
                                           ----------    ----------
MINORITY INTEREST........................          --         5,590
                                           ----------    ----------
COMMITMENTS AND CONTINGENCIES

                                 ACCENTURE SCA

                   COMBINED AND CONSOLIDATED BALANCE SHEETS

                           August 31, 2000 and 2001
              (In thousands of U.S. dollars except share amounts)

                                                                    Combined    Consolidated
                                                                  Balance Sheet Balance Sheet
                                                                      2000          2001
                                                                  ------------- -------------
SHAREHOLDERS' EQUITY:
   Class I common shares, par value 1.25 euros per share,
     19,868,950,000 shares authorized, 752,583,920 issued and
     outstanding.................................................          --        843,890
   Class I-A common shares, par value 1.25 euros per share,
     5,000,000 shares authorized, issued and outstanding.........          --          5,435
   Class I-B common shares, par value 1.25 euros per share,
     5,000,000 shares authorized, issued and outstanding.........          --          5,435
   Class I-C common shares, par value 1.25 euros per share,
     10,000,000 shares authorized, issued and outstanding........          --         10,870
   Class I-D common shares, par value 1.25 euros per share,
     10,000,000 shares authorized, issued and outstanding........          --         10,870
   Class I-E common shares, par value 1.25 euros per share,
     15,000,000 shares authorized, issued and outstanding........          --         16,304
   Class I-F common shares, par value 1.25 euros per share,
     15,000,000 shares authorized, issued and outstanding........          --         16,304
   Class I-G common shares, par value 1.25 euros per share,
     20,000,000 shares authorized, issued and outstanding........          --         21,739
   Class I-H common shares, par value 1.25 euros per share,
     25,000,000 shares authorized, issued and outstanding........          --         27,174
   Class I-I common shares, par value 1.25 euros per share,
     5,000,000 shares authorized, issued and outstanding.........          --          5,435
   Class I-J common shares, par value 1.25 euros per share,
     5,000,000 shares authorized, issued and outstanding.........          --          5,435
   Class I-K common shares, par value 1.25 euros per share,
     16,050,000 shares authorized, issued and outstanding........          --         18,074
   Class II common shares, par value 1.25 euros per share,
     20,000,000,000 shares authorized, 470,958,308 shares issued
     and outstanding.............................................          --        529,281
   Restricted share units related to Accenture Ltd Class A
     common shares, 68,481,815 units issued and outstanding......          --        993,380
   Additional paid-in capital....................................          --      1,661,261
   Retained earnings (deficit)...................................          --     (3,377,729)
   Partners' paid-in capital.....................................     403,483             --
   Partners' undistributed earnings..............................   1,347,905             --
   Accumulated other comprehensive income (loss).................     617,065       (108,634)
                                                                   ----------    -----------
       Total shareholders' equity................................   2,368,453        684,524
                                                                   ----------    -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.......................  $5,451,297    $ 6,061,356
                                                                   ==========    ===========

  The accompanying notes are an integral part of these financial statements.

                                 ACCENTURE SCA

            COMBINED INCOME STATEMENTS BEFORE PARTNER DISTRIBUTIONS

                         CONSOLIDATED INCOME STATEMENT

              For the Years Ended August 31, 1999, 2000 and 2001
                        (In thousands of U.S. dollars)

                                                             Revised      Revised      Revised
                                                            Combined     Combined    Consolidated
                                                             Income       Income        Income
                                                            Statement    Statement    Statement
                                                              1999         2000          2001
                                                           -----------  -----------  ------------
REVENUES:
   Revenues before reimbursements......................... $ 9,549,856  $ 9,752,085  $11,443,720
   Reimbursements.........................................   1,326,116    1,578,599    1,618,152
                                                           -----------  -----------  -----------
       Revenues...........................................  10,875,972   11,330,684   13,061,872

OPERATING EXPENSES:
   Cost of services*:
       Cost of services before reimbursable expenses*.....   5,456,559    5,486,292    6,199,213
       Reimbursable expenses..............................   1,326,116    1,578,599    1,618,152
                                                           -----------  -----------  -----------
       Cost of services*..................................   6,782,675    7,064,891    7,817,365
   Sales and marketing*...................................     790,246      883,276    1,217,343
   General and administrative costs*......................   1,271,357    1,296,398    1,515,683
   Reorganization and rebranding costs*...................          --           --      848,615
   Restricted share unit-based compensation...............          --           --      967,110
                                                           -----------  -----------  -----------
          Total operating expenses*.......................   8,844,278    9,244,565   12,366,116
                                                           -----------  -----------  -----------

OPERATING INCOME*.........................................   2,031,694    2,086,119      695,756
Gain on investments, net..................................      92,542      573,220      107,016
Interest income...........................................      60,039       67,244       79,778
Interest expense..........................................     (27,200)     (24,071)     (43,278)
Other income (expense)....................................      (5,309)      51,042       16,973
Equity in losses of affiliates............................      (6,472)     (46,853)     (61,388)
                                                           -----------  -----------  -----------
INCOME BEFORE TAXES*......................................   2,145,294    2,706,701      794,857
Provision for taxes.......................................     122,640      242,807      502,616
                                                           -----------  -----------  -----------
INCOME BEFORE MINORITY INTEREST AND
  ACCOUNTING CHANGE*......................................   2,022,654    2,463,894      292,241
Minority interest.........................................          --           --        7,940
                                                           -----------  -----------  -----------
INCOME BEFORE ACCOUNTING CHANGE*..........................   2,022,654    2,463,894      300,181
Cumulative effect of accounting change....................          --           --      187,974
                                                           -----------  -----------  -----------
PARTNERSHIP INCOME BEFORE PARTNER
  DISTRIBUTIONS*.......................................... $ 2,022,654  $ 2,463,894
                                                           ===========  ===========
NET INCOME*...............................................                           $   488,155
                                                                                     ===========

--------
* Excludes payments for partner distributions in respect of periods ended on or prior to May 31, 2001.

  The accompanying notes are an integral part of these financial statements.

                                 ACCENTURE SCA

       COMBINED STATEMENTS OF PARTNERS' CAPITAL AND COMPREHENSIVE INCOME

                  CONSOLIDATED SHAREHOLDERS' EQUITY STATEMENT

              For the Years Ended August 31, 1999, 2000 and 2001
                        (In thousands of U.S. dollars)


                     Class I  Class II Restricted                                                   Accumulated
                     Common    Common    Share    Additional  Retained                                 Other
                     Shares    Shares    Units     Paid-in    Earnings     Paid-in   Undistributed Comprehensive
                         $        $         $      Capital    (Deficit)    Capital     Earnings    Income (Loss)    Total
                     -------- -------- ---------- ---------- -----------  ---------  ------------- ------------- -----------
Balance at August
 31, 1998........... $     -- $     --  $     --  $       -- $        --  $ 276,025   $ 1,143,377    $  87,209   $ 1,506,611
Comprehensive income
 Partnership income
  before partner
  distributions.....                                                                    2,022,654                  2,022,654
 Other
  comprehensive
  income............
  Unrealized gains
    on marketable
    securities, net
    of
    reclassification
    adjustment......                                                                                   185,881       185,881
  Foreign currency
    translation.....                                                                                   (19,948)      (19,948)
                                                                                                     ---------
 Other
  comprehensive
  income............                                                                                   165,933
                                                                                                                 -----------
Comprehensive income                                                                                               2,188,587
Capital paid in by
 partners...........                                                         93,211                                   93,211
Repayment of
 paid-in capital to
 partners...........                                                        (17,731)                                 (17,731)
Distribution of
 partners' income...                                                                   (1,562,545)                (1,562,545)
                     -------- --------  --------  ---------- -----------  ---------   -----------    ---------   -----------
Balance at August
 31, 1999...........       --       --        --          --          --    351,505     1,603,486      253,142     2,208,133
Comprehensive income
 Partnership income
  before partner
  distributions.....                                                                    2,463,894                  2,463,894
 Other
  comprehensive
  income............
  Unrealized gains
    on marketable
    securities, net
    of
    reclassification
    adjustment......                                                                                   408,998       408,998
  Foreign currency
    translation.....                                                                                   (45,075)      (45,075)
                                                                                                     ---------
 Other
  comprehensive
  income............                                                                                   363,923
                                                                                                                 -----------
Comprehensive income                                                                                               2,827,817
Capital paid in by
 partners...........                                                         99,895                                   99,895
Repayment of
 paid-in capital to
 partners...........                                                        (47,917)                                 (47,917)
Distribution to
 AW-SC..............                                                                     (826,156)                  (826,156)
Distribution of
 partners' income...                                                                   (1,893,319)                (1,893,319)
                     -------- --------  --------  ---------- -----------  ---------   -----------    ---------   -----------
Balance at August
 31, 2000...........       --       --        --          --          --    403,483     1,347,905      617,065     2,368,453
Comprehensive income
 Partnership income
  before partner
  distributions for
  the nine months
  ended May 31, 2001                                                                    1,427,185                  1,427,185
 Net loss for the
  three months
  ended August 31,
  2001..............                                            (939,030)                                           (939,030)
 Other
  comprehensive
  income (loss).....
  Unrealized losses
    on marketable
    securities, net
    of
    reclassification
    adjustment......                                                                                  (700,857)     (700,857)
  Foreign currency
    translation.....                                                                                   (24,842)      (24,842)
                                                                                                     ---------
 Other
  comprehensive
  (loss)............                                                                                  (725,699)
                                                                                                                 -----------
Comprehensive (loss)                                                                                                (237,544)
Capital paid in by
 partners...........                                                        146,328                                  146,328
Repayment of
 paid-in capital to
 partners...........                                                       (549,811)                                (549,811)
Distribution to
 AW-SC..............                                                                     (268,781)                  (268,781)
Distribution of
 partners' income...                                                                   (3,106,350)                (3,106,350)
Partner retirement
 and vacation
 benefits...........                                                                     (465,487)                  (465,487)
Transfer to
 retained earnings
 (deficit)..........                                          (1,065,528)               1,065,528                         --
Issuance of shares:
 Shares issued upon
  reorganization to
  corporate
  structure.........  843,890  529,281                        (1,373,171)                                                 --
 Sale of shares to
  Accenture Ltd.....  143,075                      1,648,369                                                       1,791,444
 Accenture Ltd
  restricted share
  units.............                     993,380                                                                     993,380
Minority interest...                                  12,892                                                          12,892
                     -------- --------  --------  ---------- -----------  ---------   -----------    ---------   -----------
Balance at August
 31, 2001........... $986,965 $529,281  $993,380  $1,661,261 $(3,377,729) $      --   $        --    $(108,634)  $   684,524
                     ======== ========  ========  ========== ===========  =========   ===========    =========   ===========

  The accompanying notes are an integral part of these financial statements.

                                 ACCENTURE SCA

                COMBINED AND CONSOLIDATED CASH FLOWS STATEMENTS

              For the Years Ended August 31, 1999, 2000 and 2001
                        (In thousands of U.S. dollars)

                                                                                            Combined     Combined    Consolidated
                                                                                            Cash Flow    Cash Flow    Cash Flow
                                                                                              1999         2000          2001
                                                                                           -----------  -----------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Partnership income before partnership distributions..................................... $ 2,022,654  $ 2,463,894
                                                                                           -----------  -----------
  Net income..............................................................................                           $   488,155
                                                                                                                     -----------
  Adjustments to reconcile partnership income and net income for the year to the net cash provided by operating activities--
   Depreciation...........................................................................     217,032      237,078      257,072
   Amortization...........................................................................          --           --      157,000
   Gain on investments, net...............................................................     (92,542)    (573,220)    (107,016)
   Equity in losses of affiliates.........................................................       6,472       46,853       61,388
   Losses on disposal of property and equipment...........................................          --       31,557       24,725
   Restricted share unit-based compensation...............................................          --           --      967,110
   Deferred income taxes..................................................................          --           --     (299,647)
   Minority interest......................................................................          --           --       (7,940)
   Other items, net.......................................................................      (4,473)     (30,749)     (25,646)
   Cumulative effect of accounting change.................................................          --           --     (187,974)
   Change in assets and liabilities--
    (Increase) in receivables from clients................................................     (60,913)    (211,867)     (48,257)
    (Increase) in unbilled services.......................................................    (108,898)    (184,957)     (48,867)
    (Increase) in due from / (decrease) in due to related parties.........................     (38,718)      17,294      (89,180)
    (Increase) decrease in other current assets...........................................      32,744       28,343      (91,696)
    (Increase) decrease in other non-current assets.......................................     (23,736)      28,468       44,814
    Increase in accounts payable..........................................................      23,412       14,183      138,057
    Increase (decrease) in deferred revenue...............................................      19,997       67,415     (114,942)
    Increase in accrued payroll and employee benefits.....................................     124,783          339      250,968
    Increase in taxes payable.............................................................      21,019       46,817      231,573
    Increase in other accrued liabilities.................................................      55,514      149,816       11,418
    Increase in other non-current liabilities.............................................          --           --      669,499
                                                                                           -----------  -----------  -----------
      Total adjustments...................................................................     171,693     (332,630)   1,792,459
                                                                                           -----------  -----------  -----------
      Net cash provided by operating activities...........................................   2,194,347    2,131,264    2,280,614
                                                                                           -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of investments......................................................      93,496      575,806      427,561
  Proceeds from sales of property and equipment...........................................          --           --       22,778
  Purchases of investments................................................................     (18,446)    (153,050)    (326,086)
  Purchase of intangible assets...........................................................          --           --     (157,000)
  Property and equipment additions........................................................    (305,156)    (315,426)    (377,930)
                                                                                           -----------  -----------  -----------
      Net cash provided by (used in) investing activities.................................    (230,106)     107,330     (410,677)
                                                                                           -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital paid in by partners.............................................................      93,211       99,895      146,328
  Repayment of paid-in capital to partners................................................     (17,731)     (47,917)    (524,130)
  Issuance of common stock................................................................          --           --    1,791,444
  Distribution of partners' income........................................................  (1,562,545)  (1,893,319)  (2,282,141)
  Payment to AW-SC........................................................................     (87,548)    (229,776)    (313,832)
  Proceeds from issuance of long-term debt................................................          --        1,384        1,787
  Repayment of long-term debt.............................................................      (1,427)      (1,605)     (19,653)
  Proceeds from issuance of short-term bank borrowings....................................      93,872      283,747      876,495
  Repayments of short-term bank borrowings................................................     (87,907)    (246,004)    (843,264)
                                                                                           -----------  -----------  -----------
      Net cash used in financing activities...............................................  (1,570,075)  (2,033,595)  (1,166,966)
  Effect of exchange rate changes on cash and cash equivalents............................     (19,948)     (45,075)     (93,404)
                                                                                           -----------  -----------  -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS.................................................     374,218      159,924      609,567
CASH AND CASH EQUIVALENTS, beginning of period............................................     736,374    1,110,592    1,270,516
                                                                                           -----------  -----------  -----------
CASH AND CASH EQUIVALENTS, end of period.................................................. $ 1,110,592  $ 1,270,516  $ 1,880,083
                                                                                           ===========  ===========  ===========
Supplemental cash flow information
  Interest paid........................................................................... $    26,757  $    23,727  $    37,091
  Income taxes paid....................................................................... $    88,426  $   144,410  $   187,640

  The accompanying notes are an integral part of these financial statements.

                                 ACCENTURE SCA

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands of U.S. dollars except share data)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

    Accenture is the world's leading provider of management and technology consulting services and solutions, with more than 75,000 employees in 47 countries delivering to our clients a wide range of consulting, technology and outsourcing services. Accenture operates globally with one common brand and business model designed to enable the company to serve clients on a consistent basis around the world. We work with clients of all sizes and have extensive relationships with the world's leading companies and governments.

Principles of Consolidation and Combination

    The consolidated financial statements include the accounts of Accenture SCA, a Luxembourg partnership limited by shares, and its controlled subsidiary companies (together "Accenture"). In May 2001, the Accenture Worldwide Organization completed a transition to a corporate structure with Accenture Ltd becoming the holding company of Accenture SCA. Accenture Ltd's only business is to hold shares and to act as the sole general partner of its subsidiary, Accenture SCA. Accenture operates its business through Accenture SCA and subsidiaries of Accenture SCA, Accenture Ltd controls Accenture SCA's management and operations and consolidates Accenture SCA's results in its financial statements. Accenture Ltd has a 58% voting interest in Accenture SCA assuming the issuance of 68,481,815 Accenture SCA Class I common shares. These shares will be issued in connection with the delivery of the 68,481,815 Accenture Ltd Class A common shares underlying 68,481,815 restricted share units which generally are considered fully vested and will be issued for no consideration solely upon the passage of time.

    Prior to the transition to a corporate structure, the Accenture Worldwide Organization operated as a series of related partnerships and corporations under the control of the partners and shareholders of these entities. These individuals became executive employees of Accenture following its transition, but retain the "partner" title. In connection with the transition to a corporate structure, the partners received Accenture Ltd Class A common shares or, in the case of partners resident in specified countries, Class I common shares issued by Accenture SCA or exchangeable shares issued by Accenture
Canada Holdings Inc., an indirect subsidiary of Accenture SCA, in lieu of their interests in these partnerships and corporations. The transition to a corporate structure was accounted for as a reorganization at carryover basis as there were no changes in the rights, obligations or economic interests of Accenture's partners upon the exchange of their interests for shares in Accenture Ltd, Accenture SCA or Accenture Canada Holdings Inc., except for those applied consistently among the partners or those resulting from Accenture's transition from a series of related partnerships and corporations to a corporate structure.

    The shares of Accenture Canada Holdings Inc. held by the partners are treated as a minority interest in the consolidated financial statements of Accenture SCA. However, the future exchange of Accenture Canada Holdings Inc. exchangeable shares will be accounted for at carryover basis.

    The accompanying financial statements, in respect of periods ended on or prior to May 31, 2001, have been prepared on a combined basis and reflect the accounts of the Accenture Worldwide Organization which prior to May 31, 2001, included Accenture Partners Societe Cooperative (Geneva, Switzerland -- the administrative coordinating entity, "APSC") and a number of entities, many of which

                                 ACCENTURE SCA

               (In thousands of U.S. dollars except share data)

operated as partnerships, that had entered into Member Firm Interfirm Agreements ("MFIAs") with APSC ("Member Firms"), together with all entities controlled by them. Prior to January 1, 2001, Accenture was known as Andersen Consulting. Prior to August 7, 2000, the Accenture Member Firms and the entities controlled by them were parties to MFIAs with Andersen Worldwide Societe Cooperative ("AW-SC"). AW-SC also contracted with the Member Firms of Arthur Andersen (hereinafter, "AA" and "AA Member Firms") and other entities controlled by them. APSC was incorporated to implement the agreement of the Accenture Member Firms and the partners of Accenture to remain together, on substantially the same terms as with AW-SC, as a result of the successful outcome of the arbitration described in Note 16. Each Accenture Member Firm entered into an MFIA with APSC, effective as of August 7, 2000, that was identical in all substantial terms with the prior agreement such Member Firm had with AW-SC.

    The equity method of accounting is used for unconsolidated investments in which Accenture exercises significant influence. All other investments are accounted for under the cost method. All significant intercompany/interfirm transactions and profits have been eliminated.

    The Combined financial statements in respect of periods ended on or prior to May 31, 2001 and the Consolidated financial statements from May 31, 2001 onward are collectively referred to as the Consolidated financial statements in these footnotes.

Revenue Recognition

    Revenues include all amounts that are billable to clients. Revenues are recognized on a time and materials basis, or on a percentage of completion basis, depending on the contract, as services are provided by employees and subcontractors. Revenue from time and material service contracts is recognized as the services are provided. Revenue from fixed price long-term contracts is recognized over the contract term based on the percentage of services provided during the period compared to the total estimated services to be provided over the entire contract. Losses on contracts are recognized during the period in which the loss first becomes probable and reasonably estimable. Contract losses are determined to be the amount by which the estimated direct and indirect costs of the contract exceed the estimated total revenues that will be generated by the contract. Losses recognized during each of the three years ended August 31, 2001 were insignificant. Revenue recognized in excess of billings is recorded as Unbilled services. Billings in excess of revenue recognized are recorded as Deferred revenue until the above revenue recognition criteria are met. Reimbursements, including those relating to travel and other out-of-pocket expenses, and other similar third-party costs, such as the cost of hardware and software resales, are included in Revenues, and an equivalent amount of reimbursable expenses are included in Cost of services.

    Reimbursements and Reimbursable expenses reported in previous years have been reduced by corresponding amounts for certain intercompany transactions that had not been eliminated. These adjustments reduced previously reported Reimbursements, Reimbursable expenses, Revenues and, Cost of services and Total operating expenses by $203,427 in 1999, $209,266 in 2000 and $286,000 in 2001.
These adjustments had no effect on Revenues before reimbursements, Operating income, Net income or Earnings per share.

                                 ACCENTURE SCA

               (In thousands of U.S. dollars except share data)


Operating Expenses

    Subcontractor costs are included in Cost of services when they are incurred. Training costs were $644,760, $553,698 and $691,513 in 1999, 2000 and
2001, respectively. Research and development and advertising costs are expensed as incurred. Research and development costs were $255,905 in 1999, $251,764 in 2000 and $271,336 in 2001. Advertising costs were $46,500 in 1999, $69,000 in
2000 and $149,900 in 2001.

Translation of Non-U.S. Currency Amounts

    The net assets and operations of entities outside of the United States are translated into U.S. dollars using appropriate exchange rates. Assets and liabilities are translated at year-end exchange rates and income and expense items are translated at average exchange rates prevailing during the year.

    Foreign currency translations on assets and liabilities denominated in currencies other than their functional currency resulted in gains/(losses) of ($9,642) in 1999, $27,567 in 2000 and ($1,279) in 2001, which are included in
Other income (expense).

Provision for Taxes

    Income taxes are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") 109, "Accounting for Income Taxes." Tax provisions are recorded at statutory rates for taxable items included in the Consolidated Income Statements regardless of the period for which such items are reported for tax purposes. Deferred income taxes are recognized for temporary differences between the financial reporting and income tax bases of assets and liabilities.

Partnership Income Before Partner Distributions

    Partnership Income Before Partner Distributions is not comparable to net income of a corporation similarly determined. Also, partnership income is not executive compensation in the customary sense of that term because partnership income is comprised of distributions of current earnings. Accordingly, compensation and benefits for services rendered by partners have not been reflected as an expense in the combined financial statements in respect of periods ended on or prior to May 31, 2001.

Cash and Cash Equivalents

    Cash and cash equivalents consist of all cash balances and highly liquid investments with original maturities of three months or less, including time deposits and certificates of deposit of $486,661 and $224,278 at August 31, 2000 and 2001, respectively. As a result of certain subsidiaries' cash management systems, checks issued but not presented to the banks for payments may create negative book cash payables. Such negative balances are classified as Short-term bank borrowings.

Concentrations of Credit Risk

    Accenture's financial instruments that are exposed to concentrations of credit risk consist primarily of Cash and cash equivalents and Receivables from clients. Accenture places its Cash and cash equivalents with financial institutions and limits the amount of credit exposure with any one financial institution. Accenture actively evaluates the creditworthiness of the financial institutions with which it

                                 ACCENTURE SCA

               (In thousands of U.S. dollars except share data)

invests. The Receivables from clients are dispersed across many different industries and geographies; therefore, concentrations of credit risk are limited. As of and for the years ended August 31, 1999, 2000 and 2001, the allowance for uncollectible accounts and bad debt expense are immaterial.

Investments

    Investments in marketable equity securities are recorded at fair value. All investments recorded at fair value have been classified as available-for-sale, and accordingly, the difference between cost and fair value is recorded in Accumulated other comprehensive income (loss). The cost of securities sold is determined on an average cost basis.

    Accenture receives warrants issued by other companies primarily in exchange for services, alliances and directorships. At the measurement date, these warrants are recorded at fair value. Warrants received in connection with services and alliances are recorded as Revenues. Warrants received in connection with directorships are recorded as Other income (expense). Warrants in public companies and those that can be net share settled in private companies are deemed derivative financial instruments and are recorded on the Consolidated Balance Sheet at fair value. Changes in fair value of these warrants are recognized in the Consolidated Income Statement and included in Gain on investments, net.

    Management conducts a quarterly impairment review of each investment in the portfolio, including historical and projected financial performance, expected cash needs and recent funding events. Other-than-temporary impairments for investments are recognized if the market value of the investment is below its cost basis for an extended period or the issuer has experienced significant financial declines or difficulties in raising capital to continue operations.

Foreign Exchange Instruments

    In the normal course of business, Accenture uses derivative financial instruments to manage foreign currency exchange rate risk. These instruments are subject to fluctuations in foreign exchange rates and credit risk. The instruments are used to hedge underlying business exposures such that the impact of foreign exchange rate fluctuations is offset by opposite movements in the underlying exposure. Credit risk is managed through careful selection of sound financial institutions as counterparties.

    In its hedging programs, Accenture uses a combination of forward and option contracts to hedge its major foreign currency exchange rate exposures. These instruments are generally short term in nature, with maturities of less than one year.

    In accordance with SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", all derivatives are recognized as either assets or liabilities at fair value. Hedges of committed exposure are marked-to-market each period with the changes in value included in Net Income. Hedges of anticipated exposures are marked-to-market each period. The changes in value are included in other comprehensive income for those hedges that are considered effective according to SFAS 133; otherwise, the changes in value are included in Net Income.

                                 ACCENTURE SCA

               (In thousands of U.S. dollars except share data)


Property and Equipment

    Property and equipment is stated at cost, less accumulated depreciation. Depreciation of property and equipment is computed on a straight-line basis over the following useful lives:

         Buildings....................................   20 to 25 years
         Leasehold improvements.......................   Term of lease,
                                                       15 years maximum
         Computers, related equipment and software....     3 to 5 years
         Furniture and fixtures.......................    7 to 10 years

Long-Lived Assets

    Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is assessed by a comparison of the carrying amount of the asset to the estimated future net cash flows expected to be generated by the asset. If estimated future undiscounted net cash flows are less than the carrying amount of the asset, the asset is considered impaired and expense is recorded in an amount required to reduce the carrying amount of the asset to its then fair value.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts that are reported in the Consolidated financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions that Accenture may undertake in the future, actual results may be different from the estimates.

Reclassifications

    Certain amounts reported in previous years have been reclassified to conform to the 2001 presentation.

2.  ACCOUNTING CHANGE

    Effective September 1, 2000, Accenture adopted SFAS 133, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the Consolidated Balance Sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in Net Income. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in Accumulated other comprehensive income (loss) and are recognized in the Consolidated Income Statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in the Consolidated Income Statement. The adoption of SFAS 133 resulted in an increase to Net Income of $187,974 based upon the recognition of the fair value at September 1, 2000, of Accenture's warrants and options in public companies and those that can be net share settled in private companies. For the year ended August 31, 2001, Gain on investments, net includes $191,892 of unrealized investment losses recognized in accordance with SFAS 133.

                                 ACCENTURE SCA

               (In thousands of U.S. dollars except share data)


3.  ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

    The components of Accumulated other comprehensive income (loss) at August 31, are:

                                                       2000        2001
                                                    ----------  ---------
      Foreign currency translation adjustments..... $  (75,101) $ (99,943)
                                                    ----------  ---------
      Unrealized gains (losses) on securities:
         Unrealized holding gains (losses).........  1,004,176   (159,394)
         Less: reclassification adjustments........   (595,178)  (541,463)
                                                    ----------  ---------
         Net unrealized gains (losses).............    408,998   (700,857)
      Unrealized gains on securities, beginning of
        year.......................................    283,168    692,166
                                                    ----------  ---------
      Net unrealized gains (losses)................    692,166     (8,691)
                                                    ----------  ---------
      Accumulated other comprehensive income (loss) $  617,065  $(108,634)
                                                    ==========  =========

    Investments were held in the U.S. or investment holding companies during 2000 and 2001. In respect of periods ended on or prior to May 31, 2001, the investments were primarily held by partnerships or other non-tax paying entities; therefore, such partnerships or other non-tax paying entities would not be subject to income taxes with respect to those gains. Subsequent to May 31, 2001, the investments were held by investment holding companies which were not subject to income tax on investment gains and, similarly, losses generated in these entities are not deductible.

4.  PROPERTY AND EQUIPMENT

    Property and equipment, net at August 31, is composed of the following:

                                                          2000       2001
                                                       ---------  ---------
    Buildings and land................................ $  72,953  $  75,371
    Leasehold improvements............................   286,177    332,126
    Computers, related equipment and software.........   782,107    837,878
    Furniture and fixtures............................   252,905    272,512
    Total accumulated depreciation....................  (688,634)  (695,569)
                                                       ---------  ---------
                                                       $ 705,508  $ 822,318
                                                       =========  =========

5.  INVESTMENTS

    Investments which are intended to be sold in the following twelve months are classified in current assets as Short-term investments. All other investments are classified as long-term investments. Investments held at August 31, are as follows:

                                                           2000     2001
                                                         -------- --------
     Marketable equity securities: short-term........... $395,620 $     --
     Marketable equity securities: long-term............  358,688   85,516
     Non-marketable and other...........................  150,977  238,623
                                                         -------- --------
         Total.......................................... $905,285 $324,139
                                                         ======== ========

                                 ACCENTURE SCA

               (In thousands of U.S. dollars except share data)


Marketable Equity Securities

    Marketable equity securities include common stock, warrants and options, all of which are classified as available-for-sale. The unrealized gains and losses on these investments included in Accumulated other comprehensive income
(loss) at August 31, is as follows:

                                                          2000      2001
                                                        --------  -------
     Fair value........................................ $754,308  $85,516
     Cost..............................................   62,142   94,207
     Gross unrealized gains............................  697,228      633
     Gross unrealized losses...........................   (5,062)  (9,324)

Equity Method Investments

    Accenture has investments in various entities that are accounted for under the equity method. Under the equity method, investments are stated at initial cost and are adjusted for subsequent contributions and Accenture's share of earnings, losses and distributions. As a result of a negative basis difference arising from the formation of a joint venture accounted for at carryover basis, the underlying equity in net assets of these investments exceeded Accenture's carrying value by approximately $49,528 and $154,455, at August 31, 2000 and 2001, respectively. The negative basis difference is being amortized over three years on a straight-line basis. Amortization of negative basis difference of $0, $1,376 and $31,545 was reflected as a component of Equity in losses of affiliates in the accompanying Consolidated Income Statements for the years ended August 31, 1999, 2000 and 2001, respectively.

Other-Than-Temporary Writedowns

    For the years ended August 31, 1999, 2000 and 2001, Accenture recorded other-than-temporary impairment writedowns of $2,929, $0, and $94,489, respectively. Of the $94,489 recorded in 2001, $18,998 was reclassified from Other comprehensive income to Gain on investments, net and $75,491 was directly expensed to Gain on investments, net.

6.  BORROWINGS AND INDEBTEDNESS

Lines of Credit

    At August 31, 2001, Accenture has a $450,000 unsecured multicurrency revolving credit facility with a syndicate of banks led by Morgan Guaranty Trust Company of New York under which it may borrow from the participants ratably in proportion to their respective commitments. The facility also provides a $100,000 sublimit for the issuance of letters of credit. The facility, which is available through August 31, 2003, provides for committed borrowings at the prime rate or at LIBOR plus a borrowing margin and also offers a competitive bid option. Borrowings under this facility were $66,980 and $0 at August 31, 2000 and 2001, respectively. Letters of credit outstanding at August 31, 2000 and 2001 were $38,000 and $19,247, respectively. The facility is subject to annual commitment fees. The commitment fees paid for the year ended August 31, 2001 were $456.

    On June 22, 2001, Accenture entered into a $420,000 unsecured 364-day revolving credit facility with a syndicate of banks led by Bank of America, N.A. The terms of the Bank of America facility are

                                 ACCENTURE SCA

               (In thousands of U.S. dollars except share data)

substantially similar to the terms of the Morgan Guaranty facility. Borrowings under this facility were $0 at August 31, 2001. The facility is subject to annual commitment fees. The commitment fees paid for the year ended August 31, 2001 were $0.

    At August 31, 2001, Accenture also has in place unsecured multicurrency credit agreements and local lines of credit of $369,023 and $258,846, respectively, in the form of committed and non-committed facilities at interest rates that vary from country to country depending on local market conditions. Borrowings under these facilities were $97,785 and $187,533 at August 31, 2000 and 2001, respectively. Certain of the agreements are subject to annual commitment fees.

    The most restrictive of these credit agreements requires Accenture to maintain certain financial ratios and meet certain indebtedness tests. All these requirements were met throughout the three years ended August 31, 2001.

    The weighted average interest rate on borrowings under the multicurrency credit agreements and lines of credit, based on the average annual balances, was approximately 12% in 1999, 7% in 2000 and 8% in 2001.

Long-Term Debt

    Long-term debt at August 31, consisted of the following:

                                                         2000    2001
                                                       -------- ------
         Joint Debt--
            --Unsecured notes payable due upon
              maturity at various dates through 2002
              with interest due semiannually at fixed
              rates ranging from 7.52% to 8.49%....... $ 75,000 $   --
            --Collateral trust note payable in fixed
              annual installments through 2011 with
              interest due semiannually at 9.26%......   34,342     --
         Collateral trust note payable in varying
           annual installments through 2007 with
           interest due annually at 8.12%, secured by
           real property..............................   18,060     --
         Other........................................    1,384  1,887
                                                       -------- ------
                                                        128,786  1,887
         Less--Current portion........................   29,921    797
                                                       -------- ------
                Total Long-term debt.................. $ 98,865 $1,090
                                                       ======== ======

7.  FINANCIAL INSTRUMENTS

    At August 31, 2000 and 2001, the carrying amount of Cash and cash equivalents and Short-term bank borrowings approximates their fair value because of their short maturities. For all other financial instruments, the following methods and assumptions were used to approximate fair value. At August 31, 2001, Accenture has not designated any of its derivatives as hedges as defined by SFAS 133.

Investments

    Quoted market prices are used to determine the fair value for the common equity and debt securities that were issued by publicly traded entities. Those debt and equity securities issued by non-public

                                 ACCENTURE SCA

               (In thousands of U.S. dollars except share data)

entities were valued by reference to the most recent round of financing as an approximation of the market value. The fair value and cost of the warrants and options were approximated using the Black-Scholes valuation model after considering restrictions on exercisability or sale.

                                              2000              2001
                                        ----------------- -----------------
                                                  Fair              Fair
                                          Cost    Value     Cost    Value
    Type of Investment                  -------- -------- -------- --------
    Debt and equity securities (cost
      method)
       --Issued by public entities,
         short-term.................... $    600 $395,620 $     -- $     --
       --Issued by public entities,
         long-term.....................   31,442  159,205   41,787   33,096
       --Issued by non-public entities.  134,094  174,573  271,532  298,523

    Warrants
       --Issued by public entities,
         long-term.....................   30,100  199,483   52,420   52,420
       --Issued by non-public entities.   30,946   27,161    1,081    1,081

Long-Term Debt

    The fair value of Long-term debt, including current maturities, was estimated to be $132,362 and $1,887 at August 31, 2000 and 2001, respectively, based on the borrowing rates currently available to Accenture for loans with similar terms and average maturities.

Foreign Exchange Instruments

    Market quoted exchange rates are used to determine the fair value of the instruments. The notional values and fair values of derivative foreign exchange instruments at August 31, are as follows:

                                               2000              2001
                                         ----------------  ---------------
                                         Notional  Fair    Notional  Fair
                                          Value    Value    Value    Value
                                         -------- -------  -------- ------
     Foreign currency forward exchange
       contracts--
        To sell......................... $100,768 $ 3,300  $ 87,563 $1,542
        To buy..........................  107,361  (2,814)  127,067   (513)
     Option contracts
        Put options..................... $ 84,732 $12,269  $     -- $   --
        Call options....................   26,264      --        --     --

8.  INCOME TAXES

    Prior to its transition to a corporate structure, Accenture operated through partnerships in many countries and generally was not subject to income taxes in those countries. Taxes related to income earned by the partnerships were the responsibility of the individual partners. In some non-U.S. countries, Accenture operated through corporations and was subject to local income taxes. In addition, Accenture was subject to local unincorporated business taxes in some jurisdictions. Effective with the transition to a corporate structure on May 31, 2001, Accenture became subject to U.S. federal and other national, state and local corporate income taxes.

                                 ACCENTURE SCA

               (In thousands of U.S. dollars except share data)


    The components of the provision for income taxes reflected on the Consolidated Income Statement for the year ended August 31, 2001 include the following:


            Current taxes:
               U.S. federal.............................. $ 382,690
               U.S. state and local......................    66,080
               Non-U.S...................................   330,590
                                                          ---------
                   Total current tax expense.............   779,360
                                                          ---------
            Deferred taxes:
               U.S. federal..............................   (85,520)
               U.S. state and local......................   (19,612)
               Non-U.S...................................  (171,612)
                                                          ---------
                   Total deferred tax expense............  (276,744)
                                                          ---------
            Total........................................ $ 502,616
                                                          =========

    A reconciliation of the U.S. federal statutory income tax rate to Accenture's effective income tax rate for the year ended August 31, 2001 is set forth below:

              U.S. federal statutory income tax rate.......  35.0%
              U.S. state and local taxes, net..............   1.0
              Other........................................   3.0
              Rate benefit for partnership period.......... (49.0)
              Revaluation of deferred tax liabilities(1)...  13.6
              Costs of transition to a corporate structure.  59.6
                                                            -----
                 Effective income tax rate.................  63.2%
                                                            =====

--------
(1) The revaluation of deferred tax liabilities upon change in tax status is a deferred tax expense recognized upon Accenture's change in tax status from partnership to corporate form.

                                 ACCENTURE SCA

               (In thousands of U.S. dollars except share data)


    Significant components of Accenture's deferred tax assets and liabilities at August 31, 2001 are as follows:

            Deferred tax assets:
               Pensions.................................. $ 122,376
               Revenue recognition.......................    78,336
               Compensation and benefits.................   190,799
               Investments...............................    54,473
               Tax credit carryforwards..................    16,632
               Net operating loss carryforwards..........    15,935
               Depreciation and amortization.............    70,028
               Other.....................................    37,410
                                                          ---------
                                                            585,989
                   Valuation allowance(1)................   (76,187)
                                                          ---------
               Total deferred tax assets.................   509,802
                                                          ---------
            Deferred tax liabilities:
               Pensions..................................   (21,822)
               Revenue recognition.......................   (55,787)
               Compensation and benefits.................   (17,482)
               Investments...............................   (30,717)
               Depreciation and amortization.............   (56,961)
               Other.....................................   (27,386)
                                                          ---------
               Total deferred tax liabilities............  (210,155)
                                                          ---------
            Net deferred tax assets...................... $ 299,647
                                                          =========

--------
(1) Accenture has recognized a valuation allowance of $76,187 relating to the ability to recognize the tax benefits associated with capital losses on certain U.S. investments and with specific tax net operating loss carryforwards and tax credit carryforwards of certain non-U.S. operations.

    Accenture has net operating loss carryforwards at August 31, 2001 of $48,938. Of this amount, $42,209 expires at various dates through 2011 and $6,729 has an indefinite carryforward period. Accenture has tax credit carryforwards at August 31, 2001 of $16,632 that expire at various dates through 2016.

    If Accenture or one of its non-U.S. subsidiaries were classified as a foreign personal holding company, Accenture's U.S. shareholders would be required to include in income, as a dividend, their pro rata share of Accenture's (or Accenture's relevant non-U.S. subsidiary's) undistributed foreign personal holding company income.

    Because of the application of complex U.S. tax rules regarding attribution of ownership, Accenture meets the definition of a foreign personal holding company this year. However, there is no foreign personal holding company income that its U.S. shareholders are required to include in income this year. In the event that Accenture has net foreign personal holding company income, Accenture may distribute a dividend to shareholders to avoid having taxable income imputed under these rules. Under certain circumstances, such a distribution could create additional income tax costs to Accenture. Since Accenture does not have any foreign personal holding company income this year, no such taxes have been provided.

                                 ACCENTURE SCA

               (In thousands of U.S. dollars except share data)


9.  PARTNERS' CAPITAL

    Partners' capital represented the capital of partners who were the owners of Accenture Member Firms. Paid-in-capital was repayable within 60 days following a partner's resignation, retirement or death. Interest was paid to the partners on their paid-in capital accounts and recorded as a distribution of partners' income. Undistributed earnings, contained within Partners' Capital, represented Partnership Income Before Distributions which had not been paid to the partners. Partners were not paid interest on Undistributed earnings. The average balance of the Undistributed earnings and Paid-in-capital during the years ended August 31, 1999 and 2000 was $1,687,197 and $1,853,190, respectively.

    Upon retirement, all qualifying Accenture partners or their qualifying surviving spouses were entitled to receive basic retirement benefits for life. This plan was eliminated for active partners after May 15, 2001 in connection with the transition to a corporate structure. All qualifying participants prior to May 15, 2001 will receive basic retirement benefits for life. The amount of annual benefit payments is periodically adjusted for cost-of-living adjustments at the beginning of each calendar year. Basic retirement benefits of $1,268 in 1999, $1,759 in 2000 and $2,268 in 2001 were paid to retired partners. The projected benefit obligation ("PBO") and the accrued benefit cost of the basic retirement benefits at August 31, 2001 is $63,537 as the plan is not funded. The accumulated benefit obligation at August 31, 2001 was $59,588. The PBO was estimated based on a discount rate of 8% and an assumed rate of increase in future benefits of 1.9%.

    In respect of periods ended on or prior to May 15, 2001, early retirement benefits were paid to certain Accenture partners who retired between the ages of 56 and 62. Partners retiring after age 56 and prior to age 62 received early retirement benefits based on two years' earnings on a straight-line declining basis that resulted in no payout to partners retiring at age 62. Retired partners could elect to receive early retirement benefits in the form of a lump-sum payment or ten-year installment payments. This plan was eliminated for active partners after May 15, 2001, in connection with the transition to a corporate structure.

    Early retirement benefits of $12,483 in 1999, $28,967 in 2000 and $37,685 in 2001 were paid to retired partners. The amount due for early retirement benefits is $283,097 at August 31, 2001, which is being paid out over the period through 2010.

    Both the basic and early retirement benefit liabilities were recorded as reductions of partners' capital as of May 31, 2001, as payments related to these obligations were previously recorded as distributions of partners' income.

    In connection with the transition to a corporate structure, Accenture returned partners' paid-in-capital of $549,811. In addition, undistributed earnings as of May 31, 2001 are expected to be paid to the partners in one or more installments on or prior to December 31, 2001. At August 31, 2001, $818,888 of undistributed earnings was included in Due to related parties on the Consolidated Balance Sheet.

    Effective September 1, 2000, 1,286 employees were admitted as partners of Accenture, which approximately doubled the number of partners. This increased number of partner admissions was designed to incentivize Accenture's professionals at an earlier stage in their careers. As a result, the Consolidated financial statements for the year ended August 31, 2001 reflect compensation expense for these 1,286 additional partners only for the three month period from June 1, 2001 to August 31, 2001, as compared to twelve months of compensation expense for these individuals for the years ended August 31, 1999 and 2000.

                                 ACCENTURE SCA

               (In thousands of U.S. dollars except share data)


10.  SHAREHOLDERS' EQUITY

Class I and II Common Shares

    Each Class I common share and each Class II common share of Accenture SCA entitles its holder to one vote on all matters submitted to a vote of shareholders of Accenture SCA. Each Accenture SCA Class II common share entitles Accenture Ltd to receive a dividend or liquidation payment equal to 10% of any dividend or liquidation payment to which an Accenture SCA Class I common share entitles its holder. Accenture Ltd holds all of the Class II common shares of Accenture SCA. In the opinion of our counsel, under Accenture SCA's articles of association, shares in Accenture SCA held by Accenture Ltd are actions de commandite, or general partnership interests, and shares in Accenture SCA held by our partners are actions de commanditaires, or limited partnership interests. Accenture Ltd, as general partner of Accenture SCA, has unlimited liability for the liabilities of Accenture SCA.

    Subject to contractual transfer restrictions, Accenture SCA is obligated, at the option of the holder, to redeem any outstanding Accenture SCA Class I common share at any time at a redemption price per share generally equal to the market price of an Accenture Ltd Class A common share at the time of the redemption. Accenture SCA may, at its option, pay this redemption price with cash or by delivering Accenture Ltd Class A common shares on a one-for-one basis. In addition, each of our partners in the United States, Australia and Norway has agreed that we may cause that partner to exchange that partner's Accenture SCA Class I common shares for Accenture Ltd Class A common shares on a one-for-one basis if Accenture Ltd holds more than 40% of the issued share capital of Accenture SCA and we receive a satisfactory opinion from counsel or a professional tax advisor that such exchange should be without tax cost to that partner. This one-for-one redemption price and exchange ratio will be adjusted if Accenture Ltd holds more than a de minimis amount of assets (other than its interest in Accenture SCA and assets it holds only transiently prior to contributing them to Accenture SCA) or incurs more than a de minimis amount of liabilities (other than liabilities for which Accenture SCA has a corresponding liability to Accenture Ltd). Accenture Ltd does not intend to hold any material assets other than its interest in Accenture SCA or to incur any material liabilities such that this one-for-one redemption price and exchange ratio would require adjustment. In order to maintain Accenture Ltd's economic interest in Accenture SCA, Accenture SCA will issue common shares to Accenture Ltd each time additional Accenture Ltd Class A common shares are issued.

    Holders of Accenture Canada Holdings Inc. exchangeable shares may exchange their shares for Accenture Ltd Class A common shares at any time on a one-for-one basis. Accenture Canada Holdings Inc. may, at its option, satisfy this exchange with cash at a price per share generally equal to the market price of an Accenture Ltd Class A common share at the time of the exchange. Each exchangeable share of Accenture Canada Holdings Inc. entitles its holder to receive distributions equal to any distributions to which an Accenture Ltd Class A common share entitles its holder.

    In accordance with Luxembourg company law, the company is required to transfer a minimum of 5% of its unconsolidated net profit as determined in accordance with the Luxembourg legal and regulatory requirements for each financial year to a legal reserve. This requirement ceases to be necessary once the balance on the legal reserve reaches 10% of the issued share capital. The legal reserve is not available for distribution to the shareholders. As of August 31, 2001, $50 million of Accenture SCA's

                                 ACCENTURE SCA

               (In thousands of U.S. dollars except share data)

undistributed, unconsolidated retained earnings is legally reserved and the maximum legal reserve requirement is approximately $150 million.

    We currently do not anticipate that Accenture SCA will pay dividends. We may from time to time enter into financing agreements that contain financial covenants and restrictions, some of which may limit the ability of Accenture SCA to pay dividends.

  Common Shares Issued

    The following common shares have been issued during the year ended August 31, 2001:

                Balance at   Issuance of shares                  Balance at
                August 31,  upon reorganization   Initial public August 31,
                   2000    to corporate structure    offering       2001
                ---------- ---------------------- -------------- ----------
                                      (in thousands)
     Class I...     --            752,584                 --      752,584
     Class I-A.     --                 --              5,000        5,000
     Class I-B.     --                 --              5,000        5,000
     Class I-C.     --                 --             10,000       10,000
     Class I-D.     --                 --             10,000       10,000
     Class I-E.     --                 --             15,000       15,000
     Class I-F.     --                 --             15,000       15,000
     Class I-G.     --                 --             20,000       20,000
     Class I-H.     --                 --             25,000       25,000
     Class I-I.     --                 --              5,000        5,000
     Class I-J.     --                 --              5,000        5,000
     Class I-K.     --                 --             16,050       16,050
     Class II..     --            470,958                 --      470,958

Accenture SCA Transfer Rights Agreement

    Following is a description of the material terms of the transfer rights agreement.

  Persons and Shares Covered

    Accenture SCA and each of the partners who own shares of Accenture SCA have entered into a transfer rights agreement. The parties to the transfer rights agreement, other than Accenture SCA, are referred to as "covered persons."

    The Accenture SCA shares covered by the transfer rights agreement generally include all Class I common shares of Accenture SCA owned by a covered person. The shares covered by the transfer rights agreement are referred to as "covered shares."

  Transfer Restrictions

    The articles of association of Accenture SCA provide that shares of Accenture SCA (other than those held by Accenture Ltd) may be transferred only with the consent of the Accenture SCA supervisory board

                                 ACCENTURE SCA

               (In thousands of U.S. dollars except share data)

or its delegate, the Accenture SCA partners committee. In addition, by entering into the transfer rights agreement, each party (other than Accenture Ltd) agrees, among other things, to:

   . except as described below, maintain beneficial ownership of his or her covered shares received on or prior to the date of the offering for a period of eight years thereafter; and

   . maintain beneficial ownership of at least 25% of his or her covered shares received on or prior to the date of the offering as long as he or she is an employee of Accenture.

    Covered persons who continue to be employees of Accenture will be permitted to transfer a percentage of the covered shares owned by them on each anniversary of the offering commencing on the first anniversary of Accenture Ltd's initial public offering and in increasing amounts over the subsequent seven years.

    In addition, at any time after the third anniversary of the date of the consummation of our transition to a corporate structure, covered persons holding Accenture SCA Class I common shares may, without restriction, require Accenture SCA to redeem any Accenture SCA Class I common share held by such holder for a redemption price per share generally equal to the lower of the market price of an Accenture Ltd Class A common share and $1. Accenture SCA may, at its option, pay this redemption price in cash or be delivering Accenture Ltd Class A common shares.

    All transfer restrictions applicable to a covered person under the transfer rights agreement terminate upon death.

  Term and Amendment

    The transfer rights agreement will continue in effect until the earlier of 50 years from the date of the transfer rights agreement and the time it is terminated by the vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are employees of Accenture. The transfer restrictions will not terminate upon the expiration or termination of the transfer rights agreement unless they have been previously waived or terminated under the terms of the transfer rights agreement. The transfer rights agreement may generally be amended at any time by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are employees of Accenture. Amendment of the transfer restrictions also requires the consent of Accenture SCA.

  Waivers and Adjustments

    The transfer restrictions and the other provisions of the transfer rights agreement may be waived at any time by the Accenture SCA partners committee in specified circumstances. Subject to the foregoing, the provisions of the transfer rights agreement may generally be waived by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are employees of Accenture. A general waiver of the transfer restrictions also requires the consent of Accenture SCA.

11. MINORITY INTEREST

    Partners resident in Canada and New Zealand received Accenture Canada Holdings Inc. exchangeable shares and Accenture Ltd Class X common shares. Holders of Accenture Canada Holdings

                                 ACCENTURE SCA

               (In thousands of U.S. dollars except share data)

Inc. exchangeable shares may exchange their shares for Accenture Ltd Class A common shares on a one-for-one basis. Accenture Canada Holdings Inc. may, at its, option, satisfy this exchange with cash at a price per share generally equal to the market price of an Accenture Ltd Class A common share at the time of the exchange. Each exchangeable share of Accenture Canada Holdings Inc. entitles its holder to receive distributions equal to any distributions to which an Accenture Ltd Class A common share entitles its holder.

12.  EMPLOYEE SHARE PLANS

Share Incentive Plan

    Accenture employees participate in the Accenture Ltd 2001 Share Incentive Plan (the "share incentive plan") that permits the grant of Accenture Ltd nonqualified share options, incentive stock options, share appreciation rights, restricted shares, restricted share units and other share-based awards to employees, directors, third-party consultants, former United States employees or former partners of, or other persons who perform services for, Accenture Ltd and its affiliates. A maximum of 375 million Accenture Ltd Class A common shares may be subject to awards under the share incentive plan. Accenture Ltd Class A common shares covered by awards that expire, terminate or lapse will again be available for the grant of awards under the share incentive plan. The share incentive plan is administered by a committee of the board of directors of Accenture Ltd, which may delegate its duties and powers in whole or in part as it determines.

Options

    Accenture shall determine the exercise price for each option, provided, however, that an incentive share option must generally have an exercise price that is at least equal to the fair market value of the Accenture Ltd Class A common shares on the date the option is granted.

    Options currently outstanding under the share incentive plan have a maximum term of ten years. Options vest under varying schedules. At August 31, 2001, 241,798,292 shares were available for future grants under the share incentive plan. The following tables summarize information about share options activity during the year.

    Stock option activity for fiscal 2001 was as follows:

                                                              Weighted
                                                              Average
                                                  Shares   Exercise Price
                                                ---------- --------------
       Outstanding, beginning of year..........         --     $   --
          Granted.............................. 96,360,395      14.54
          Exercised............................         --         --
          Forfeited............................    539,964      14.51
          Expired..............................         --         --
                                                ----------     ------
       Outstanding, end of year................ 95,820,431     $14.54
                                                ==========     ======

                                 ACCENTURE SCA

               (In thousands of U.S. dollars except share data)


    The following table summarizes information about stock options outstanding at August 31, 2001:

                                                    Weighted Average Remaining
    Range of Exercise Prices Shares Outstanding      Contractual Life (Years)
    ------------------------ ------------------     --------------------------
                 $14.50            90,267,779                  9.9
                  15.15             5,442,744                  9.9
                  15.50               109,908                  9.9
                                   ----------                  ---
                                   95,820,431                  9.9
                                   ===========                 ===

      Options exercisable, end of year.......................           --
      Options available for grant, end of year...............  241,798,292
      Weighted average fair value of options granted......... $       7.74

Pro Forma Fair Value Disclosures

    Accenture elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") in accounting for its employee share options rather than, as discussed below, the alternative fair value accounting provided for under SFAS 123, "Accounting for Stock-Based Compensation". Under APB 25, because the exercise price of Accenture's employee share options equals the market price of the underlying shares on the date of grant, no compensation expense is recognized in Accenture's financial statements.

    Pro forma information regarding net income and earnings per share is required by SFAS 123. This information is required to be determined as if Accenture had accounted for its employee share options under the fair value method of that statement. The fair value of options granted in 2001 reported below was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                               2001
                                                       --------------------
    Stock Option Plans                                 Partners Non-partners
    ------------------                                 -------- ------------
    Expected life (in years)..........................      6          5
    Risk-free interest rate...........................   4.93%      4.73%
    Volatility........................................     50%        50%
    Dividend yield....................................      0%         0%

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The following pro forma information reflects the amortized expense from the date of grant:

                                                                    2001
                                                                  --------
     Net income.................................................. $488,155
     Pro forma expenses--estimated fair value of options.........    5,201
                                                                  --------
     Pro forma net income........................................ $482,954
                                                                  ========

Restricted Share Units and Other Share-Based Awards

    Under the share incentive plan, the committee may grant awards of restricted share units, Accenture Ltd Class A common shares, restricted shares and awards that are valued in whole or in part by reference

                                 ACCENTURE SCA

               (In thousands of U.S. dollars except share data)

to, or are otherwise based on the fair market value of, Accenture Ltd Class A common shares. The restricted share units and other share-based awards will be subject to the terms and conditions established by the committee.

    Under the share incentive plan, participants may be granted restricted share units without cost to the participant. Each restricted share unit awarded to a participant represents an unfunded, unsecured right, which is nontransferable except in the event of death, of the participant to receive a Accenture Ltd Class A common share on the date specified in the participant's award agreement. The restricted share units granted under this plan vest at various times, generally ranging from immediate vesting to vesting over a five year period. In fiscal 2001, approximately 68,500,000 fully vested restricted share units were granted to participants with a fair value of $993,380 at the date of grant. In connection with this grant, $967,110 was charged to expense representing $993,380 less $26,270 related to cancelled liabilities on the deferred bonus plan for employees.

Employee Share Purchase Plan

    Eligible Accenture employees may participate in the Accenture Ltd 2001 Employee Share Purchase Plan, a nonqualified plan that allows participants to purchase Accenture Ltd Class A common shares at a discount through payroll deductions or contributions. Eligible employees may elect to contribute 1% to 10% of their compensation each offering period to purchase Accenture Ltd Class A common shares under the plan, but are not permitted to purchase, during any calendar year, Accenture Ltd Class A common shares with an aggregate fair market value in excess of $25. The purchase price will be set by the committee, but cannot be less than 85% of the lesser of the fair market value of the shares on the first or last day of the offering period. A maximum of 75 million Accenture Ltd Class A common shares may be issued under the plan. As of August 31, 2001, there were no offerings and 75 million shares were reserved for future issuance.

13.  PROFIT SHARING AND RETIREMENT PLANS

    In the United States, Accenture maintains and administers a trusteed profit sharing plan that includes 19,800 active Accenture employees. The annual profit sharing contribution is determined by management. The contribution to the profit sharing plan was $79,708 in 1999, $87,189 in 2000 and $97,439 in 2001,
which approximated 6% of plan members' compensation.

    In the United States, and certain other countries, Accenture also maintains and administers noncontributory retirement and postretirement medical plans for active, retired and resigned Accenture employees. Benefits under the noncontributory employee retirement plans are based on years of service and compensation during the years immediately preceding retirement. Plan assets of the noncontributory employee retirement plans consist of investments in equities, fixed income securities and cash equivalents. Annual contributions are made at such times and in amounts as required by law and may, from time to time, exceed minimum funding requirements.

    In addition, certain postemployment benefits are provided to former or inactive employees after employment but before retirement, including severance benefits, disability-related benefits (including worker's compensation) and continuation of benefits such as healthcare benefits and life insurance coverage. These costs are substantially provided for on an accrual basis.

                                 ACCENTURE SCA

               (In thousands of U.S. dollars except share data)


    The following schedules provide information concerning the material defined benefit pension and postretirement benefit plans.

                                                              Pension Benefits     Other Benefits
                                                             ------------------  ------------------
                                                               2000      2001      2000      2001
                                                             --------  --------  --------  --------
Changes in projected benefit obligation
Projected benefit obligation, beginning of year............. $314,425  $308,599  $ 28,392  $ 30,463
Service cost................................................   49,626    39,825     3,205     4,136
Interest cost...............................................   21,232    21,465     2,123     2,426
Amendments..................................................       --     1,558        --        --
Participants contributions..................................      260       223        --        --
Actuarial (gain)/loss.......................................  (64,802)   33,082    (3,151)   14,895
Benefits paid...............................................   (6,432)   (9,867)     (106)     (158)
Exchange rate (gain)........................................   (5,710)   (7,290)       --        --
                                                             --------  --------  --------  --------
Projected benefit obligation, end of year................... $308,599  $387,595  $ 30,463  $ 51,762
                                                             ========  ========  ========  ========
Changes in plan assets
Fair value of plan assets, beginning of year................ $278,172  $310,066  $ 12,552  $ 15,126
Expected return on plan assets..............................   27,038    23,964     1,033     1,147
Actuarial (loss)............................................   (1,982)  (53,617)     (488)     (265)
Employer contributions......................................   16,072   108,349     2,135     4,305
Participants contributions..................................      260       223        --        --
Benefits paid...............................................   (6,432)   (9,867)     (106)     (158)
Exchange rate (loss)........................................   (3,062)   (5,139)       --        --
                                                             --------  --------  --------  --------
Fair value of plan assets, end of year...................... $310,066  $373,979  $ 15,126  $ 20,155
                                                             ========  ========  ========  ========
Reconciliation of funded status
Funded status............................................... $  1,467  $(13,616) $(15,337) $(31,607)
Unrecognized transitional obligation........................    2,553     1,717     1,083       997
Unrecognized loss/(gain)....................................  (70,290)   22,788     2,166    17,324
Unrecognized prior service cost.............................   12,154    11,419        --        --
                                                             --------  --------  --------  --------
(Accrued) benefit cost as of 6/30...........................  (54,116)   22,308   (12,088)  (13,286)
Contribution between 6/30 - 8/31............................       --        --     3,308     2,261
Adjustment..................................................      685        --        --        --
                                                             --------  --------  --------  --------
Prepaid (accrued) benefit cost as of 8/31................... $(53,431) $ 22,308  $ (8,780) $(11,025)
                                                             ========  ========  ========  ========
Amounts recognized in the Combined and Consolidated Balance
  Sheets consist of:
Prepaid benefit cost........................................ $    560  $ 60,023  $     --  $     --
Accrued benefit liability...................................  (53,991)  (37,715)   (8,780)  (11,025)
                                                             --------  --------  --------  --------
Net amount recognized at year-end........................... $(53,431) $ 22,308  $ (8,780) $(11,025)
                                                             ========  ========  ========  ========
Components of pension expense
Service cost................................................ $ 49,626  $ 39,825  $  3,205  $  4,136
Interest cost...............................................   21,232    21,465     2,123     2,426
Expected return on plan assets..............................  (27,038)  (23,964)   (1,033)   (1,147)
Amortization of transitional obligation.....................      667       601        87        87
Amortization of loss........................................     (326)   (5,230)      142        --
Amortization of prior service cost..........................    2,293     2,293        --        --
                                                             --------  --------  --------  --------
Total....................................................... $ 46,454  $ 34,990  $  4,524  $  5,502
                                                             ========  ========  ========  ========

                                 ACCENTURE SCA

               (In thousands of U.S. dollars except share data)

                                               Pension Benefits   Other Benefits
                                               ----------------  ----------------
                                                2000      2001    2000      2001
                                               ------    ------  ------    ------
 Weighted-average assumptions
 Discount rate................................ 7.07%    6.83%       8.00%     7.50%
 Expected return on plan assets............... 7.78%    7.99%   8.0%/6.0% 8.0%/6.0%
 Rate of increase in future compensation...... 7.37%    7.62%        N/A       N/A

    The projected benefit obligations and fair value of plan assets for defined benefit pension plans with projected benefit obligations in excess of plan assets were $78,669 and $38,520, respectively, as of August 31, 2000 and $136,120 and $84,923, respectively, as of August 31, 2001. The accumulated benefit obligations and fair value of plan assets for plans with accumulated benefit obligations in excess of plan assets were $38,300 and $19,800, respectively, as of August 31, 2000 and $41,000 and $17,300, respectively, as of August 31, 2001.

Assumed Health Care Cost Trend

    Annual rate increases in the per capita cost of health care benefits of 10.0% (under 65) and 11.5% (over 65) were assumed for the plan year ending June 30, 2002. The trend rate assumptions are changed beginning for the plan year ending June 30, 2002. The rate is assumed to decrease on a straight-line basis to 5.0% for the plan year ending June 30, 2009 and remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one percentage point change in assumed health care cost trend would have the following effects:

                                                         One Percentage Point Increase
                                                         -----------------------------
                                                            2000               2001
                                                         ----------         ----------
      Effect on total of service and interest cost
        components...................................... $   875             $ 1,445
      Effect on year-end postretirement benefit
        obligation......................................   5,600               7,336

                                                         One Percentage Point Decrease
                                                         -----------------------------
                                                            2000               2001
                                                         ----------        -----------
      Effect on total of service and interest cost
        components...................................... $  (796)            $(1,256)
      Effect on year-end postretirement benefit
        obligation......................................  (4,500)             (6,367)

Deferred Bonus Plan

    On September 1, 2000, Accenture implemented a deferred bonus plan for employees based on tenure and performance. The plan provided for a loyalty award, which vested immediately, and a performance award, which vested over a period of three years. In connection with the grant of restricted share units, Accenture terminated the deferred bonus plan for employees on July 19, 2001. At August 31, 2001, the liability for the liquidated investments was $73,218, which will be paid out in the first quarter of fiscal 2002 in partial settlement of vested benefits. For the remaining vested, and unvested benefits, 7,968,826 restricted share units were granted to employees on July 19, 2001.

14.  LEASE COMMITMENTS

    Accenture has various lease agreements, principally for office space, with various renewal options. Rental expense (net of sublease income from third parties of $2,154 in 1999, $3,273 in 2000 and

                                 ACCENTURE SCA

               (In thousands of U.S. dollars except share data)

$12,911 in 2001) including operating costs and taxes, was $196,577 in 1999, $217,675 in 2000 and $207,757 in 2001. Future minimum rental commitments under non-cancelable operating leases as of August 31, 2001, are as follows:

        2002.................................................... $  216,732
        2003....................................................    186,537
        2004....................................................    163,499
        2005....................................................    132,614
        2006....................................................    111,151
        Thereafter..............................................    420,704
                                                                 ----------
                                                                 $1,231,237
                                                                 ==========

15.  REORGANIZATION AND REBRANDING

    Reorganization and rebranding costs include one-time costs, beginning September 2000, to rename the organization Accenture and other costs related to the transition to a corporate structure. Reorganization and rebranding costs were $848,615 for the year ended August 31, 2001 and included $157,000 of amortization of intangible assets acquired in connection with the Memorandum of Understanding with AW-SC and AA, as described in Note 16. The intangible assets related to the forbearance by AW-SC and Arthur Andersen to use, and the limited use by Accenture of, the Andersen Consulting name or variations of that name and related domain names. The intangible assets were amortized over periods ranging from three to six months.

16.  RELATED PARTIES

    In prior years, Accenture engaged in various transactions with AA/AW-SC, which was then a related party as described in Note 1. Below is a summary of those transactions.

                                                        1999    2000
                                                       ------- -------
         Nature of Transaction
         Rental expense............................... $36,353 $23,948
         Andersen Worldwide costs allocated...........  24,163  18,975
         Professional education and development costs.  52,582  38,577
         Professional services........................  31,880  34,710
         Interest expense.............................  12,955   3,950

    The Combined Income Statements Before Partner Distributions include expenses that were allocated to Accenture by AW-SC on a specific identification basis. In addition, AW-SC incurred certain costs on behalf of Accenture which were allocated to Accenture primarily based on square footage, partner units, net assets employed or number of training participants.

    Until August 7, 2000, AW-SC, as an agent for the Accenture and AA Member Firms, facilitated various MFIAs among the individual Accenture and AA Member Firms. Amounts due to AW-SC from Accenture Member Firms under these MFIAs were $279,776 in 1999 and $313,832 in 2000.

                                 ACCENTURE SCA

               (In thousands of U.S. dollars except share data)


    On December 17, 1997, the Accenture Member Firms requested binding arbitration, pursuant to their respective MFIAs with AW-SC, of claims that the AA Member Firms and AW-SC, among other things, had breached or failed to perform material obligations owed to the Accenture Member Firms. The MFIAs provided that performance thereunder should continue if reasonably possible pending the resolution of the arbitration subject to the right to discharge payment obligations at issue in such an arbitration by placing amounts in escrow. On August 18, 1998, certain Accenture Member Firms placed into escrow $195,000, which represented the majority of the $232,548 payable under the member firm agreements to AA Member Firms for 1998. Accenture Member Firms placed the remaining $37,548 into escrow on December 22, 1998. On August 27, 1999, $50,000 was placed into escrow, representing a portion of the $279,776 payable under the member firm agreements to AA Member Firms for 1999. Accenture Member Firms placed the remaining $229,776 into escrow in December 1999. Under the terms of the escrow agreement these funds, including interest earned, could only be distributed out of escrow in accordance with the Final Award of the Tribunal in the aforementioned arbitration.

    By its Final Award dated July 28, 2000, and notified to the parties on August 7, 2000, the Tribunal appointed by the International Chamber of Commerce ("ICC") ruled that AW-SC had breached its material obligations under the MFIAs in fundamental respects and the Accenture Member Firms were excused from any further obligations to AW-SC and AA Member Firms under the MFIAs as of August 7, 2000. The ruling further stated that the escrowed funds plus accrued interest should be paid to AA as directed by AW-SC and allocated the costs of the proceeding among the parties. The escrowed funds, along with net accumulated interest on investments, were transferred to AA by the escrow agent on various dates in September, 2000.

    On December 19, 2000, AW-SC, Arthur Andersen LLP and the other AA Member Firms, APSC, Accenture LLP and the other Accenture Member Firms, on their own behalves and on behalf of their respective partners, shareholders, other principals and affiliates, executed a binding Memorandum of Understanding ("MOU") to implement the award of the arbitrator in the ICC arbitration described above and the separation of the Accenture Member Firms from AW-SC and AA.

    The MOU provided for the release to AA of $512,324 previously placed in escrow, plus accumulated interest, and for payments to AA of $556,000, including the payment for 2000 of $313,832 referred to above, the purchase by APSC of intangible assets for $157,000 and a payment to AA of $85,000, including settlement of all interfirm payables. In addition, pursuant to the MOU, Accenture and AA entered into (1) a six-year services agreement under which AA will provide certain services to Accenture for payments to AA of $60,000 per year, (2) a five-year agreement under which AA will provide certain training facilities to Accenture for payments to AA of $60,000 per year, and
(3) a five-year agreement under which Accenture will provide $22,500 per year of certain services at no cost to AA; each agreement was effective January 1, 2001.

    Accenture recorded all elements of the MOU at fair value, and recorded the excess of our contractual obligations over fair value as a reduction of undistributed earnings because the related transactions were entered into in connection with the separation of the Accenture member firms from AW-SC and AA.

    In addition, Accenture recorded an accrual of $190,962 equal to the excess of the contractual obligations under the service agreements referred to above over the fair value of the services to be provided thereunder and recorded a reduction of undistributed earnings of $268,781 for the accrual for

                                 ACCENTURE SCA

               (In thousands of U.S. dollars except share data)

the services contracts and other cash payments. Payments due under the five-year and six-year services agreements will be based upon rates established by AA that Accenture has determined will exceed the rates that they charge for similar services to unrelated parties (the fair value of those services). The excess of the present value of the amounts payable to AA over the fair value of those services has been recorded as a liability and a distribution to partners as of December 2000. Accenture is obligated to provide AA up to $22,500 per year of services valued at then current retail billing rates for five years. The present value of the fair value of these services determined by reference to the fees usually received for such services has been recorded as a liability and as a distribution to partners as of December 2000. These liabilities, which aggregated $190,962, are reported as distributions to partners because the liabilities were incurred in connection with Accenture's separation from AA.

    At August 31, 2001, amounts due to/from AA/AW-SC and Accenture are no longer classified as related party balances. Amounts due to/due from related parties at August 31, 2001 are payable to/receivable from those individuals who were partners of Accenture prior to May 31, 2001.

17.  COMMITMENTS AND CONTINGENCIES

    At August 31, 2001, Accenture or its present personnel had been named as a defendant in various litigation matters involving present or former clients. All of these are civil in nature. Based on the present status of these litigation matters, the management of Accenture believes the liability will not ultimately have a material effect on the results of operations or the financial position and cash flows of Accenture.

18.  SEGMENT REPORTING

    Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

    Accenture's chief operating decision maker is the Chief Executive Officer. The operating segments are managed separately because each operating segment represents a strategic business unit that serves different markets. The reportable operating segments are the five operating groups (formerly known as market units), which are Communications & High Tech, Financial Services, Government, Products and Resources.

    In the first quarter of fiscal 2002, Accenture made certain changes in the format of information presented to the Chief Executive Officer. The most significant of these changes was the elimination of interest expense from the five operating groups' operating income and the elimination of interest credit from Other's operating income. Also, certain consolidated affiliated companies' revenue and operating income (loss) results are included in the five operating groups' results rather than being reported in Other. Segment results for all periods presented have been revised to reflect these changes.

                                 ACCENTURE SCA

               (In thousands of U.S. dollars except share data)


Reportable Segments

                                     Comm. &   Financial
    Year ended August 31, 1999      High Tech  Services   Government  Products  Resources    Other       Total
    --------------------------      ---------- ---------- ---------- ---------- ---------- ---------  -----------
Revenues before reimbursements..... $2,498,460 $2,736,416 $  777,028 $1,699,066 $1,812,369 $  26,517  $ 9,549,856
Depreciation (1)...................     59,745     67,459     18,285     31,651     39,892        --      217,032
Operating income (loss)............    557,169    824,206    102,733    263,360    285,196      (970)   2,031,694
                                    ========== ========== ========== ========== ========== =========  ===========
Assets at August 31 (2)............ $  368,414 $  227,894 $  141,795 $  154,383 $  169,884 $  20,750  $ 1,083,120

                                     Comm. &   Financial
    Year ended August 31, 2000      High Tech  Services   Government  Products  Resources    Other       Total
    --------------------------      ---------- ---------- ---------- ---------- ---------- ---------  -----------
Revenues before reimbursements..... $2,806,506 $2,541,900 $  796,862 $1,932,302 $1,660,868 $  13,647  $ 9,752,085
Depreciation (1)...................     65,425     62,633     19,005     43,805     46,210        --      237,078
Operating income (loss)............    671,111    666,620     79,618    416,053    264,070   (11,353)   2,086,119
                                    ========== ========== ========== ========== ========== =========  ===========
Assets at August 31 (2)............ $  492,220 $  302,138 $  123,933 $  188,252 $  178,750 $   6,418  $ 1,291,711

                                     Comm. &   Financial
    Year ended August 31, 2001      High Tech  Services   Government  Products  Resources    Other       Total
    --------------------------      ---------- ---------- ---------- ---------- ---------- ---------  -----------
Revenues before reimbursements..... $3,238,256 $2,893,567 $1,003,235 $2,356,440 $1,933,225 $  18,997  $11,443,720
Depreciation (1)...................     76,901     65,897     21,053     45,316     47,905        --      257,072
Operating income (loss)............    448,452    536,783     75,292    363,085    235,126  (962,982)     695,756
                                    ========== ========== ========== ========== ========== =========  ===========
Assets at August 31 (2)............ $  500,762 $  325,641 $  161,584 $  219,486 $  258,146 $  17,523  $ 1,483,142

--------
(1) This amount includes depreciation on property and equipment controlled by each operating segment as well as an allocation for depreciation on property and equipment they do not directly control.
(2) Operating segment assets directly attributed to an operating segment and provided to the chief operating decision maker include Receivables from clients, Unbilled services, Deferred revenue and a portion of Other long-term assets that represent balances for clients with extended payment terms.

Geographic Information

                                Americas     EMEA    Asia Pacific    Total
Fiscal 1999
-----------
Revenues before reimbursements $5,157,027 $3,697,236   $695,593   $ 9,549,856
Reimbursements................    856,389    388,813     80,914     1,326,116
Revenues......................  6,013,416  4,086,049    776,507    10,875,972
Long lived assets at August 31    446,089    169,053     43,575       658,717

                                Americas     EMEA    Asia Pacific    Total
Fiscal 2000
-----------
Revenues before reimbursements $5,223,120 $3,713,818   $815,147   $ 9,752,085
Reimbursements................    964,758    506,068    107,773     1,578,599
Revenues......................  6,187,878  4,219,886    922,920    11,330,684
Long lived assets at August 31    500,133    158,184     47,191       705,508

                                Americas     EMEA    Asia Pacific    Total
Fiscal 2001
-----------
Revenues before reimbursements $6,112,986 $4,484,075   $846,659   $11,443,720
Reimbursements................    987,947    516,567    113,638     1,618,152
Revenues......................  7,100,933  5,000,642    960,297    13,061,872
Long lived assets at August 31    567,987    199,296     55,035       822,318

    EMEA includes Europe, Middle East and Africa.

    Revenues are attributed to geographic areas based on where client services are supervised.

                                 ACCENTURE SCA

               (In thousands of U.S. dollars except share data)


    Reimbursements shown for 1999, 2000 and 2001 have been reduced for certain intercompany transactions that had not been eliminated in previously reported reimbursements. Previously reported 1999 Americas, EMEA and Asia/Pacific Reimbursements have been decreased (increased) by $6,340, $198,302 and $(1,215), respectively. Previously reported 2000 Americas, EMEA and Asia/Pacific Reimbursements have been reduced by $26,981, $182,209 and $76, respectively. Previously reported 2001 Americas, EMEA and Asia/Pacific Reimbursements have been decreased (increased) by $36,932, $249,698 and $(630), respectively. Certain additional changes have been made to the prior period amounts to conform to the 2002 presentation.

19.  QUARTERLY DATA (unaudited)

    Quarterly financial information for 2000 and 2001 is as follows:

                                           First     Second       Third      Fourth
                                          Quarter    Quarter     Quarter     Quarter      Annual
                                         ---------- ---------- ----------  ----------  -----------

Fiscal 2000
-----------
Revenues before reimbursements.......... $2,411,793 $2,272,770 $2,560,487  $2,507,035  $ 9,752,085
Reimbursements (1)......................    313,465    374,206    432,548     458,380    1,578,599
Revenues................................  2,725,258  2,646,976  2,993,035   2,965,415   11,330,684
Operating income........................    539,150    424,373    694,662     427,934    2,086,119
Partnership income before partner
  distributions.........................    573,524    571,907    902,436     416,027    2,463,894

Fiscal 2001
-----------
Revenues before reimbursements.......... $2,831,298 $2,881,698 $2,953,289  $2,777,435  $11,443,720
Reimbursements (1)......................    377,714    409,213    458,403     372,822    1,618,152
Revenues................................  3,209,012  3,290,911  3,411,692   3,150,257   13,061,872
Operating income (loss).................    839,403    522,698    115,572    (781,917)     695,756
Income (loss) before accounting change..  1,010,467    419,539   (190,795)   (939,030)     300,181
Partnership income (loss) before partner
  distributions.........................  1,198,441    419,539   (190,795)               1,427,185
Net income (loss).......................                                     (939,030)    (939,030)

(1) Reimbursements have been reduced for certain intercompany transactions that had not been eliminated in previously reported Reimbursements. Previously reported quarterly reimbursements have been reduced by $50,190, $61,650, $68,657 and $28,769, respectively, in the first, second, third and fourth quarters of 2000. Previously reported quarterly Reimbursements have been reduced by $29,280, $93,148, $107,572 and $56,000, respectively, in the first, second, third and fourth quarters of 2001.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                  ACCENTURE SCA, represented by
                                                  its general partner,
                                                  Accenture Ltd, itself
                                                  represented by its duly
                                                  authorized signatory

                                                  /s/  HARRY L. YOU
                                                  -----------------------------
                                                  Name: Harry L. You

Date: October 30, 2002